EXECUTION COPY

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of April 2, 2007

among

THE EXPLORATION COMPANY OF DELAWARE, INC., as Borrower,

and

OUTPUT ACQUISITION CORP.,
TXCO ENERGY CORP.,
and
TEXAS TAR SANDS, INC.,
as Original Guarantors,

The Several Lenders
from Time to Time Parties Hereto,

BANK OF MONTREAL,
as Administrative Agent,

and

BMO CAPITAL MARKETS CORP.,
as Arranger

i

ARTICLE VI REPRESENTATIONS AND WARRANTIES		52
6.1	Organization, Existence and Power	52
6.2	Corporate Authorization; No Contravention	53
6.3	Governmental Authorization	53
6.4	Binding Effect	53
6.5	Litigation	53
6.6	No Default	54
6.7	ERISA Compliance	54
6.8	Use of Proceeds; Margin Regulations	54
6.9	Title to Properties	55
6.10	Oil and Gas Reserves	55
6.11	Reserve Report	55
6.12	Gas Imbalances	55
6.13	Taxes	56
6.14	Financial Statements and Condition	56
6.15	Environmental Matters	56
6.16	Regulated Entities	57
6.17	No Burdensome Restrictions	57
6.18	Copyrights, Patents, Trademarks and Licenses, etc	57
6.19	Subsidiaries	57
6.20	Insurance	57
6.21	Full Disclosure	57
6.22	Solvency	58
6.23	Labor Matters	58
6.24	Midstream Contracts	58
6.25	Derivative Contracts	58
6.26	Exempt Subsidiaries; TTSI	58
6.27	[Intentionally Omitted.]	58
6.28	Output Acquisition Documents	58
6.29	Security Documents	59

ARTICLE VII AFFIRMATIVE COVENANTS		59
7.1	Financial Statements	59
7.2	Certificates; Other Production and Reserve Information	61
7.3	Notices	62
7.4	Preservation of Company Existence, Etc	62
7.5	Maintenance of Property	63
7.6	Insurance	63
7.7	Payment of Obligations	63
7.8	Compliance with Laws	63
7.9	Compliance with ERISA	63
7.10	Inspection of Property and Books and Records	63
7.11	Environmental Laws	64
7.12	New Subsidiary Guarantors	64
7.13	Use of Proceeds	64
7.14	Further Assurances	65
7.15	Output Acquisition	66

ARTICLE VIII NEGATIVE COVENANTS		66
8.1	Limitation on Liens	66
8.2	Disposition of Assets	68
8.3	Consolidations and Mergers	70
8.4	Loans and Investments	70
8.5	Limitation on Indebtedness	72
8.6	Transactions with Affiliates	73
8.7	Margin Stock	73
8.8	Contingent Obligations	73
8.9	Restricted Payments	74
8.10	Derivative Contracts	75
8.11	Sale Leasebacks	76
8.12	Consolidated Leverage Ratio	76
8.13	Current Ratio	76
8.14	Minimum Interest Coverage Ratio	77
8.15	Minimum PV 10 to Consolidated Total Debt Ratio	77
8.16	Change in Business	77
8.17	Accounting Changes	77
8.18	Certain Contracts; Amendments; Multiemployer ERISA Plans	77
8.19	Midstream Contracts	77
8.20	Second Lien Term Loan Agreement	77
8.21	Limitation on Amendments to Output Acquisition Documents	78
8.22	Forward Sales, Production Payments, Etc	78
8.23	Use of Proceeds	78

ARTICLE IX EVENTS OF DEFAULT		78
9.1	Event of Default	78
9.2	Remedies	81
9.3	Rights Not Exclusive	81

ARTICLE X THE ADMINISTRATIVE AGENT		81
10.1	Appointment and Authorization; Limitation of Agency	81
10.2	Delegation of Duties	82
10.3	Liability of Administrative Agent	82
10.4	Reliance by Administrative Agent	82
10.5	Notice of Default	83
10.6	Credit Decision	83
10.7	Indemnification	84
10.8	Administrative Agent in Individual Capacity	84
10.9	Successor Administrative Agent	84
10.10	Withholding Tax	85
10.11	Arranger	86
10.12	Release of Collateral	86

ARTICLE XI MISCELLANEOUS		87
11.1	Amendments and Waivers	87
11.2	Notices	88
11.3	No Waiver; Cumulative Remedies	88
11.4	Costs and Expenses	88
11.5	Indemnity	89
11.6	Payments Set Aside	90
11.7	Successors and Assigns	90
11.8	Assignments, Participations, etc	90
11.9	Interest	93
11.10	Indemnity and Subrogation	93
11.11	Automatic Debits of Fees	94
11.12	Notification of Addresses, Lending Offices, Etc	94
11.13	Counterparts	94
11.14	Severability	94
11.15	No Third Parties Benefited	94
11.16	Governing Law, Jurisdiction	94
11.17	Submission To Jurisdiction; Waivers	94
11.18	Entire Agreement	95
11.19	NO ORAL AGREEMENTS	95
11.20	Accounting Changes	95
11.21	WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC	96
11.22	Intercreditor Agreement	96
11.23	Amendment and Restatement	96
11.24	USA PATRIOT Act	97
11.25	Acknowledgments	97
11.26	Survival of Representations and Warranties	97
11.27	Release of Collateral and Guarantee Obligations.	98

SCHEDULES

Schedule 1.1(a)	Commitments and Pro Rata Shares
Schedule 1.1(b)	Guaranty FSB Mortgages
Schedule 6.5	Litigation
Schedule 6.7	ERISA Compliance
Schedule 6.14(a)	Material Indebtedness
Schedule 6.15	Environmental Matters
Schedule 6.17	Burdensome Restrictions
Schedule 6.19	Subsidiaries and Minority Interests
Schedule 6.24	Midstream Contracts
Schedule 6.25	Existing Derivative Contracts
Schedule 6.28	Material Output Acquisition Documents
Schedule 6.29(a)-1	Security Agreement UCC Filing Jurisdictions
Schedule 6.29(a)-2	UCC Financing Statements to Remain Effective
Schedule 6.29(a)-3	UCC Financing Statement to be Terminated
Schedule 6.29(b)	Mortgage Filing Jurisdictions
Schedule 8.1	Permitted Liens
Schedule 8.6	Transactions with Affiliates

EXHIBITS

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Notice of Conversion/Continuation
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Security Agreement
Exhibit E	Form of Assignment and Acceptance
Exhibit F	Form of Note
Exhibit G	Form of Guaranty Agreement
Exhibit H	Form of Intercreditor Agreement

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of April 2, 2007, among THE EXPLORATION COMPANY OF DELAWARE, INC., a Delaware corporation (the “Company”); OUTPUT ACQUISITION CORP., a Texas corporation (“Merger Sub”); TXCO ENERGY CORP., a Texas corporation (“TXCOE”); TEXAS TAR SANDS, INC., a Texas corporation (“TTSI”); each of the financial institutions which is or which may from time to time become a signatory hereto (individually, a “Lender” and collectively, the “Lenders”); and BANK OF MONTREAL, a Canadian chartered bank acting through certain of its United States branches and agencies, including its Chicago, Illinois branch, as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”), and BMO CAPITAL MARKETS CORP., as arranger (in such capacity, the “Arranger”).

This Agreement amends and restates in its entirety the Credit Agreement between the Company and Guaranty Bank, FSB dated June 30, 2004, as amended by a First Amendment dated effective as of March 24, 2005, a Waiver and Second Amendment dated effective as of August 23, 2005, a Third Amendment dated effective as of November 15, 2005 and a Fourth Amendment dated effective as of November 1, 2006 (the “Existing Company Credit Agreement”).

RECITALS

WHEREAS, pursuant to that certain Assignment, Assumption and Acceptance Agreement dated as of April 2, 2007 by and among Guaranty Bank, FSB, as the Lender under the Existing Company Credit Agreement and Bank of Montreal, as Administrative Agent (the “Guaranty FSB Assignment”), the Lenders have purchased all of the Existing Revolving Credit Outstandings, the note, the commitment and all other obligations held by Guaranty Bank, FSB under the Existing Company Credit Agreement and have become, collectively, the Lender thereunder and, as such, have appointed Bank of Montreal to act as their agent under the Existing Company Credit Agreement;

WHEREAS, the Company desires to refinance, renew, extend and continue the Existing Revolving Credit Outstandings, including the Existing Revolving Credit Loans, with the proceeds of Loans hereunder, which initially shall be Base Rate Loans;

WHEREAS, the Company has entered into the Output Acquisition Documents (defined below), and desires to consummate the Output Acquisition (defined below) contemplated thereby, and, in connection therewith, has requested that the Lenders make loans and other credit available to the Company on the terms set forth in this Agreement;

WHEREAS, the Lenders are willing to make such loans and other credit available to finance the Output Acquisition, to refinance the Existing Revolving Credit Outstandings and for general corporate purposes on the terms, and subject to the satisfaction of certain conditions precedent in, this Agreement; and

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Loan Documents (defined below) or evidence payment of all or any of such obligations and liabilities; that this Agreement amends and restates in its entirety the Existing Company Credit Agreement and renews and extends the extensions of credit under the Existing Company Credit Agreement, as so amended and restated; and that from and after the Effective Time the Existing Company Credit Agreement shall be of no further force or effect except as to evidence the incurrence of the obligations of the Company and its Subsidiaries thereunder.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree that the Existing Company Credit Agreement shall be and hereby is amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. The following terms have the following meanings:

“Adjusted Base Rate” shall mean, for any day and any Base Rate Loan, an interest rate per annum equal to the greater of (a) the Federal Funds Rate for such day plus one-half of one percent (0.5%) and (b) the Base Rate for such day; such rate to be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) during the period for which payable, but in no event shall such rate at any time exceed the Highest Lawful Rate.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Agent-Related Persons” means Administrative Agent, its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of the Administrative Agent and its Affiliates.

“Affected Lender” has the meaning specified in Section 3.7.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent-Related Persons” means with respect to each Agent, such Agent, its Affiliates, and each of the officers, directors, employees, agents and attorneys-in-fact of it and its Affiliates.

“Agents” means, collectively, Bank of Montreal, in its capacity as the Administrative Agent, and BMO Capital Markets Corp., in its capacity as Arranger.

“Agent’s Payment Office” means the address set forth on the signature pages hereto in relation to the Administrative Agent, or such other address as the Administrative Agent may from time to time specify.

“Agreement” means this Amended and Restated Credit Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time pursuant to the terms hereof and the Intercreditor Agreement.

“Annual Proposed Borrowing Base” has the meaning specified in Section 2.6(b).

“Applicable Margin” means, with respect to any Base Rate Loan or LIBO Rate Loan on any day, an amount equal to the percentage for such day under the Pricing Grid for such type of Loan.

“Applicable Percentage” means eighty percent (80%).

“Arranger” has the meaning specified in the preamble hereto.

“Assignee” has the meaning specified in Section 11.8(a).

“Assignment and Acceptance” has the meaning specified in Section 11.8(a).

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Available Borrowing Base” means, at the particular time in question, the Borrowing Base in effect at such time minus the applicable Effective Amount at such time.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Base Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by Administrative Agent at its Chicago, Illinois office as its “base rate” for Dollar loans made in the United States. (The “base rate” is a rate set by Administrative Agent based upon various factors including costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the base rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based at the Adjusted Base Rate, plus the Applicable Margin.

“Borrowing” means a borrowing hereunder consisting of Loans of the same Interest Rate Type made to the Company on the same day by the Lenders under Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.

“Borrowing Base” means at the particular time in question, the amount provided for in Section 2.6; provided, however, that in no event shall the Borrowing Base exceed the Maximum Loan Amount.

“Borrowing Base Period” means the period from the Effective Time until November 1, 2007 and each six-month period commencing May 1 or November 1 of each calendar year thereafter.

“Borrowing Date” means any date on which a Borrowing occurs under Section 2.2 or an Issuance of a Letter of Credit occurs under Section 2.13.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to close and, if the applicable Business Day relates to any LIBO Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Lease” means, when used with respect to any Person, any lease in respect of which the obligations of such Person constitute Capitalized Lease Obligations.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalized Lease Obligations” means, when used with respect to any Person, without duplication, all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) Property, or a combination thereof, which obligations shall have been or should be, in accordance with GAAP, capitalized on the books of such Person.

“Cash Equivalents” means: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than 12 months from the date of acquisition; (b) certificates of deposit, time deposits, Eurodollar time deposits, or bankers’ acceptances having in each case a tenor of not more than 12 months from the date of acquisition issued by and demand deposits with any U.S. commercial bank or any branch or agency of a non-U.S. commercial bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $500,000,000 whose long term securities are rated at least A (or then equivalent grade) by S&P and A2 (or then equivalent grade) by Moody’s at the time of acquisition; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s at the time of acquisition, and in either case having a tenor of not more than 12 months; (d) repurchase agreements with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above; and (e) money market mutual or similar funds having assets in excess of $100,000,000.

“Change of Control” means (a) a purchase or acquisition, directly or indirectly, by any “person” or “group” within the meaning of Section 13(d)(3) and 14(d)(2) of the Exchange Act (a “Group”), of “beneficial ownership” (as such term is defined in Rule 13d-3 under the Exchange Act) of securities of the Company which, together with any securities owned beneficially by any “affiliates” or “associates” of such Group (as such terms are defined in Rule 12b-2 under the Exchange Act), shall represent more than thirty percent (30%) of the combined voting power of the Company’s securities which are entitled to vote generally in the election of directors and which are outstanding on the date immediately prior to the date of such purchase or acquisition or (b) the first day on which a majority of the Board of Directors of the Company are not Continuing Directors (as herein defined). As herein defined, “Continuing Directors” means any member of the Board of Directors of the Company who (x) is a member of such Board of Directors as of the Effective Date or (y) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Code” means the Internal Revenue Code of 1986 and the regulations promulgated thereunder.

“Collateral” means all Property which is subject to a Lien in favor of the Administrative Agent or which under the terms of any Security Document is purported to be subject to such Lien.

“Commitment” means as to each Lender, such Lender’s obligation to make or continue Loans and to incur or participate in the LC Obligations in an aggregate principal amount at any one time outstanding up to but not exceeding the lesser of (a) the Borrowing Base multiplied by such Lender’s Pro Rata Share and (b) the amount set forth opposite the name of such Lender on Schedule 1.1(a) hereto under the heading “Maximum Loan Amount”, or if such Lender is a party to an Assignment and Acceptance, the amount set forth on the most recent Assignment and Acceptance of such Lender, as that amount may be reduced or terminated pursuant to this Agreement.

“Commitment Fee” means the fee payable pursuant to Section 2.8(a).

“Commitment Letter” means the commitment letter dated February 13, 2007 by and among the Company, BMO Capital Markets Corp. and Bank of Montreal.

“Company” means The Exploration Company of Delaware, Inc. a Delaware corporation.

“Company Audited Financial Statements” means the Company’s consolidated financial statements as of and for the years ended December 31, 2006, 2005 and 2004, together with the unqualified independent auditors’ report and opinion of Akin, Doherty, Klein & Feuge, P.C. thereon.

“Company Materials” has the meaning specified in Section 7.1(d).

“Compliance Certificate” means a certificate substantially in the form of Exhibit “C”.

“Consolidated EBITDAX” means with respect to the Company and its Subsidiaries on a consolidated basis for any fiscal period, without duplication, (a) Consolidated Net Income plus (b) depreciation, depletion, amortization, adjustments resulting from the application of FAS 123R, FAS 133 and FAS 143 and other non-cash losses or charges reducing Consolidated Net Income plus (c) Consolidated Interest Expense plus (d) income tax expense plus (e) exploration expenses minus (f) any other non-cash items increasing Consolidated Net Income plus or minus, respectively (g) other extraordinary or non-recurring losses or gains (cash or non-cash) to the extent taken into account by the Company in any public disclosures of its “EBITDAX” or “consolidated EBITDAX” for the relevant period. For purposes of Sections 8.12 and 8.14, Consolidated EBITDAX shall be calculated (x) to give pro forma effect to the Output Acquisition, other Corporate Acquisitions and other acquisitions and Dispositions and related financing transactions as if such transaction(s) had been consummated on the first day of the relevant period of calculation and (y) based on (i) four times Consolidated EBITDAX for the first Fiscal Quarter following the Effective Date, (ii) two times Consolidated EBITDAX for the first two Fiscal Quarters following the Effective Date, (iii) four-thirds times Consolidated EBITDAX for the first three Fiscal Quarters following the Effective Date and (iv) thereafter, Consolidated EBITDAX on a rolling four quarter basis.

“Consolidated Interest Expense” means, with respect to the Company and its Subsidiaries on a consolidated basis for any fiscal period, total interest expenses (including that portion attributable to Capitalized Lease Obligations and capitalized interest) of the Company and its Subsidiaries in such fiscal period which are classified as interest expense on the consolidated financial statements of the Company and its Subsidiaries, all as determined in conformity with GAAP. For purposes of Sections 8.12 and 8.14, Consolidated Interest Expense shall be calculated (x) to give pro forma effect to the Output Acquisition, other Corporate Acquisitions and other acquisitions and Dispositions and related financing transactions and other acquisitions and related financing transaction(s) as if such transactions had been consummated on the first day of the relevant period of calculation and (y) based on (i) four times Consolidated Interest Expense for the first Fiscal Quarter following the Effective Date, (ii) two times Consolidated Interest Expense for the first two Fiscal Quarters following the Effective Date, (iii) four-thirds times Consolidated Interest Expense for the first three Fiscal Quarters following the Effective Date and (iv) thereafter, Consolidated Interest Expense on a rolling four quarter basis.

“Consolidated Leverage Ratio” means as at the last day of any period of four consecutive fiscal quarters of the Company, commencing with the Fiscal Quarter ended June 30, 2007 as the last quarter in the initial period of four consecutive fiscal quarters contemplated hereby, the ratio of (a) Consolidated Total Debt to (b) Consolidated EBITDAX for such period.

“Consolidated Net Income” means, with respect to the Company and its Subsidiaries on a consolidated basis, for any fiscal period, the net income (or net loss) of the Company and its Subsidiaries for such period determined in accordance with GAAP, but excluding the effects of the application of FAS 133 and 143.

“Consolidated Total Debt” means, at any date, the aggregate principal amount (without duplication) of all Indebtedness under clauses (a), (b), (c), (d), (f), (g) and (i) of such definition of the Company and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation” means, as to any Person, without duplication, any direct or indirect liability of that Person with or without recourse, (a) with respect to any Indebtedness, dividend, letter of credit or other similar obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other Property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other Property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other Property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any Derivative Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the lesser of (i) the stated maximum amount, if any, of such Contingent Obligation and (ii) the maximum stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations, shall be equal to the lesser of (i) the stated maximum amount, if any, of such Contingent Obligation and (ii) the maximum reasonably anticipated liability in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Conversion/Continuation Date” means any date on which, under Section 2.3, the Company (a) converts Loans of one Interest Rate Type to another Interest Rate Type, or (b) continues as Loans of the same Interest Rate Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

“Corporate Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Stock of a corporation (or similar entity), which stock has ordinary voting power for the election of the members of such entity’s board of directors or persons exercising similar functions (other than stock having such power only by reason of the happening of a contingency), or the acquisition of in excess of 50% of the Capital Stock of any Person not a corporation, which acquisition gives the acquiring Person the power to direct or cause the direction of the management and policies of such Person or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Guarantor, if the Company or a Guarantor is the surviving Person).

“Credit Extension” means and includes the making, conversion or continuation of any Loan and the Issuance of any Letter of Credit hereunder.

“Current Assets” means, for any Person, all assets of such Person that, in accordance with GAAP, would be included as current assets on a balance sheet as of a date of calculation; provided, however, an amount equal to the Available Borrowing Base shall be included as current assets.

“Current Liabilities” means, for any Person, all liabilities of such Person that, in accordance with GAAP, would be included as current liabilities on a balance sheet as of the date of calculation; provided, however, the current portion of the Loans which are not past due may be excluded from Current Liabilities.

“Deficiency” has the meaning specified in Section 2.6(f).

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” has the meaning specified in Section 2.7(b)(iii).

“Derivative Contract” means all futures contracts, forward contracts, swap, put, cap or collar contracts, option contracts, hedging contracts or other derivative contracts or similar agreements covering oil and gas commodities or prices or financial, monetary or interest rate instruments.

“Disposition” has the meaning specified in Section 8.2.

“Disqualified Stock” means, as to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) requires the payment of dividends (other than dividends payable solely in Capital Stock which does not otherwise constitute Disqualified Stock) or matures or is required to be redeemed (pursuant to any sinking fund obligation or otherwise) or is convertible into or exchangeable for Indebtedness or is redeemable at the option of the holder thereof, in whole or in part, at any time on or prior to the date six months after the Maturity Date.

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“Effective Amount” means on any date, the aggregate outstanding principal amount of all Loans after giving effect to any prepayments or repayments of such Loans occurring on such date plus the aggregate LC Obligations on such date.

“Effective Date” means the date on which the Effective Time occurs.

“Effective Time” means the time as of which all conditions precedent set forth in Section 5.1 are satisfied or waived by all Lenders.

“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) a financial institution with a net worth in excess of $100,000,000; and (d) a Person with a combined capital and surplus of at least $100,000,000 that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary.

“Environmental Claims” means all material claims by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental and, as they relate to environmental protection, health, and safety matters.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate (other than pursuant to Section 4041(b) of ERISA), the treatment of a Plan amendment as a termination under Section 4041(c) or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Eurodollar Reserve Percentage” has the meaning specified in the definition of “LIBO Rate”.

“Event of Default” means any of the events or circumstances specified in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exempt Subsidiary” means (a) any of the following existing Subsidiaries: Eagle Pass Well Service, L.L.C., TXCO Drilling Corp., PPL Operating Inc., Maverick Gas Marketing, Ltd., Maverick-Dimmit Pipeline, Ltd. or Paloma Pipeline, L.P.; and (b) any Subsidiary formed or acquired after the Effective Date that owns no Hydrocarbon Interests.

“Existing Company Credit Agreement” has the meaning specified in the preamble hereto.

“Existing Derivative Contracts” means the contracts listed on Schedule 6.25 hereto.

“Existing Output Credit Agreements” means, collectively, the Existing Output Senior Credit Agreement and the Existing Output Subordinated Credit Agreement.

“Existing Output Senior Credit Agreement” means the Second Amended and Restated Credit Agreement executed effective as of October 1, 2004 between Output, as Borrower and Wells Fargo Bank, NA, as Agent and Lender, as amended and supplemented as of the date hereof.

“Existing Output Subordinated Credit Agreement” means the Amended and Restated Credit Agreement executed effective as of April 14, 2004 between Output, as Borrower and Wells Fargo Energy Capital, Inc., as Lender (as amended and supplemented as of the date hereof).

“Existing Revolving Credit Loans” means the aggregate $22,851,000 principal amount of Loans (as defined in the Existing Company Credit Agreement) outstanding at the Effective Time.

“Existing Revolving Credit Outstandings” means the sum of (a) the Existing Revolving Credit Loans and (b) the Reimbursement Obligations (as defined in the Existing Company Credit Agreement) outstanding at the Effective Time.

“FAS 123R” means Financial Accounting Statement 123R promulgated by the Financial Accounting Standards Board.

“FAS 133” means Financial Accounting Statement 133 promulgated by the Financial Accounting Standards Board.

“FAS 143” means Financial Accounting Statement 143 promulgated by the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York, New York time) on that day by each of three leading brokers of Federal funds transactions in New York, New York selected by the Administrative Agent.

“Fee Letter Agreement” means the letter agreement dated February 13, 2007 among BMO Capital Markets Corp., Bank of Montreal and the Company.

“Fiscal Quarter” means each of the three-month periods coinciding with the fiscal quarters adopted by the Company for financial reporting purposes.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” means (a) each of the Original Guarantors, (b) from and after the Output Closing Time, OPEX upon the execution and delivery by OPEX of the Guaranty, and (c) any new Subsidiary which is required to execute the Guaranty under Section 7.12 upon the execution and delivery by such Person of the Guaranty.

“Guaranty” means the Guaranty Agreement, substantially in the form of Exhibit “G” hereto executed by each Guarantor in favor of the Administrative Agent and the Lenders, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time pursuant to the terms hereof (including, in the case of any Subsidiary required to execute the Guaranty pursuant to Section 7.12, by execution and delivery of a joinder thereto in the form of Annex 1 thereto).

“Guaranty FSB Assignment” has the meaning specified in the recitals hereto.

“Guaranty FSB Assignment Documents” means the Guaranty FSB Assignment and each assignment or other similar agreement, document or instrument entered into between or among the Administrative Agent and the Lenders, on the one hand, and Guaranty Bank, FSB, on the other hand, in connection with the purchase from Guaranty Bank, FSB of the Existing Revolving Credit Outstandings, including, without limitation, the assignments of the Guaranty FSB Mortgages and UCC assignments with respect to the Liens and security interests existing in connection with the Existing company Credit Agreement.

“Guaranty FSB Mortgages” means the mortgages, deeds of trust and other instruments described on Schedule 1.1(b) hereto.

“Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation.”

“Highest Lawful Rate” means, as of a particular date, the maximum nonusurious interest rate that under applicable federal and state law may then be contracted for, charged or received by the Lenders in connection with the Obligations.

“Hydrocarbon Interests” means leasehold and other real property interests in or under oil, gas and other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests, production payment interests relating to oil, gas or other liquid or gaseous hydrocarbons wherever located including any reserved or residual interest of whatever nature, covering lands in or offshore the continental United States.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the ordinary course of business on ordinary terms and not past due for more than 90 days after the due date thereof, other than those trade payables disputed in good faith); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property) including, without limitation, production payments, net profit interests and other Hydrocarbon Interests subject to repayment out of future Oil and Gas production; (f) all obligations with respect to Capital Leases; (g) all non-contingent net obligations with respect to Derivative Contracts; (h) gas imbalances or obligations under take-or-pay or prepayment contracts with respect to any of the Oil and Gas Properties which would require the Company or any of its Subsidiaries to deliver Oil and Gas from any of the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor; (i) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (j) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

“Indemnified Liabilities” has the meaning specified in Section 11.5.

“Indemnified Person” has the meaning specified in Section 11.5.

“Independent Auditor” has the meaning specified in Section 7.1(a).

“Independent Engineer” has the meaning specified in Section 7.2(c).

“Initial Borrowing Base” has the meaning specified in Section 2.6(a).

“Initial Reserve Report” has the meaning specified in Section 6.11.

“Insolvency Proceeding” means (a) any case, action or proceeding relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Effective Date among the Loan Parties, the Administrative Agent, as first lien collateral agent, and Bank of Montreal, as second lien collateral agent in the form of Exhibit “H” hereto, as amended, amended and restated, restated, supplemented or otherwise modified from time to time pursuant to the terms hereof and thereof.

“Interest Payment Date” (a) as to any Base Rate Loan, means July 2, 2007 and the first Business Day following the end of each Fiscal Quarter ending thereafter prior to the Termination Date and each date on which such a Base Rate Loan is converted into another Interest Rate Type of Loan, and (b) as to any LIBO Rate Loan, the last day of the Interest Period applicable to such Loan; provided, however, that if any Interest Period for an LIBO Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period is also an Interest Payment Date.

“Interest Period” means, as to any LIBO Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which such Loan is converted into or continued as a LIBO Rate Loan, and ending on the date one week (if determined by the Administrative Agent to be available), or one, two, three or six months thereafter (or such greater number of months as may be requested by the Company and determined by the Administrative Agent to be available) as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that: (a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of an LIBO Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (b) any Interest Period pertaining to a LIBO Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period for any Loan shall extend beyond the Termination Date.

“Interest Rate Type” means, with respect to any Loan, the interest rate, being either the Base Rate or the LIBO Rate forming the basis upon which interest is charged against such Loan hereunder.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Issue” means with respect to any Letter of Credit, to issue or extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

“Issuing Lender” means any Affiliate, unit or agency of Bank of Montreal.

“LC Application” means an application or agreement for a standby Letter of Credit in the Issuing Lender’s current form with appropriate insertions duly executed by the Company pursuant to Section 2.13(a).

“LC Collateral” means any amounts, plus interest accrued thereon, held by the Administrative Agent as security for the LC Obligations.

“LC Obligations” means, at the time in question, the sum of the Matured LC Obligations plus the aggregate amount outstanding under all Letters of Credit then outstanding.

“LC Related Document” means a Letter of Credit, LC Application and any other document relating to any Letter of Credit including any of the Issuing Lender’s standard form documents for letter of credit issuances.

“Lenders” has the meaning specified in the preamble hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” or “Domestic Lending Office” or “Offshore Lending Office,” as the case may be, on the signature pages hereof, or such other office or offices as such Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any stand-by letter of credit issued by the Issuing Lender pursuant to this Agreement and upon an LC Application.

“LIBO Rate” means, for any Interest Period, with respect to LIBO Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Administrative Agent as follows:

LIBO Rate =	LIBOR
1.00 - Eurodollar Reserve Percentage

where,
“Eurodollar Reserve Percentage” means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day to which the Administrative Agent or any Lender is subject under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”); and

“LIBOR” means relative to any Interest Period for LIBO Rate Loans:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page, currently page 3750, of the Telerate screen (or any successor thereto or substitute therefor) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by Bank of Montreal and with a term equivalent to such Interest Period would be offered by Bank of Montreal’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

The LIBO Rate shall be adjusted automatically as to all LIBO Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

“LIBO Rate Loan” means a Loan that bears interest based on the LIBO Rate plus the Applicable Margin.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any Property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement and the interest of a lessor under a Capital Lease), any financing lease having substantially the same economic effect as any of the foregoing, and any contingent or other agreement to provide any of the foregoing, but not including (a) the interest of a lessor under a lease on Oil and Gas Properties or (b) the interest of a lessor under an Operating Lease.

“Liquidity” means, with respect to the Company and the Guarantors on a consolidated basis, the sum of (a) their unrestricted cash and unrestricted Cash Equivalents plus (b) the Available Borrowing Base.

“Loan Documents” means this Agreement, the Notes, each Guaranty, the Security Documents, each LC Related Document, the Fee Letter Agreement, the Commitment Letter and all other documents delivered to the Administrative Agent or any Lender in connection herewith.

“Loans” has the meaning specified in Section 2.1(a).

“Loan Parties” means the Company and each Guarantor.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, (i) the Output Acquisition or (ii) the operations, business, properties or financial condition of the Company and its Subsidiaries, taken as a whole excluding events, developments or circumstances generally affecting the industry in which the Company and its Subsidiaries operate or arising from changes in general business or economic conditions, so long as the foregoing do not disproportionately adversely affect the Company and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Company or any Guarantor to perform under any material Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Guarantor of any material Loan Document.

“Matured LC Obligations” means the aggregate amount of payments theretofore made by the Issuing Lender in respect of Letters of Credit and not theretofore reimbursed by the Company to the Issuing Lender or deemed Loans pursuant to Section 2.13(d).

“Maturity Date” means the fourth anniversary of the Effective Date.

“Maximum Loan Amount” means an aggregate amount of $125,000,000. Each Lender’s Maximum Loan Amount is set forth on Schedule 1.1(a) hereto under the heading “Maximum Loan Amount”, or if such Lender is a party to an Assignment and Acceptance, the amount set forth on the most recent Assignment and Acceptance of such Lender, as that amount may be reduced or terminated pursuant to this Agreement.

“Merger Sub” means Output Acquisition Corp., a Texas corporation.

“Midstream Contracts” means (a) the Firm Transportation Service Agreement by and between Maverick-Dimmit Pipeline, Ltd. and TXCOE dated April 1, 2007 and (b) the Marketing Services Agreement by and between Maverick Gas Marketing, Ltd. and TXCOE dated April 1, 2007.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means such Oil and Gas Properties upon which the Company and the Guarantors have granted the Administrative Agent for the benefit of the Lenders a valid, first Lien pursuant to the Mortgages, subject to Permitted Liens.

“Mortgages” means the Mortgages, Deeds of Trust, Security Agreements, Financing Statements and Assignments of Production from the Company and TXCOE, and, from and after the Effective Time, Merger Sub and OPEX, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering the Oil and Gas Properties of the Company and the Guarantors party thereto and all supplements, assignments, assumptions, amendments and restatements thereto (or any agreement in substitution therefor) that are executed and delivered to the Administrative Agent for benefit of the Lenders pursuant to Article IV of this Agreement.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Net Cash Proceeds” means in connection with any Disposition or any Recovery Event, all proceeds thereof in the form of cash and Cash Equivalents of such Disposition or Recovery Event, net of reasonable and customary Attorney Costs, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any Property which is the subject of such Disposition or Recovery Event and other reasonable and customary fees and expenses actually incurred in connection therewith (including survey costs, title insurance premiums, search and recording charges) and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Net Present Value” means the PV 10 Value of the Oil and Gas Properties and adjusted at the date of determination (on the same basis as the most recent Reserve Report previously delivered pursuant to Section 6.11 or Section 7.2(c) was prepared) for Dispositions and purchases of Hydrocarbon Interests occurring since the date of such report. The Net Present Value shall be calculated by the Company as of each date of determination.

“Net Proceeds of Production” means the amounts attributable to the Company’s and the Guarantors’ interest in the proceeds received from the sale of Oil and Gas produced from Mortgaged Properties after deduction of (a) royalties existing as of the effective date on which the Company or the applicable Guarantor first mortgaged its interests in such Mortgaged Properties in favor of the Lenders or their predecessors; (b) third party (including any Exempt Subsidiary) pipeline and transportation charges; (c) production, ad valorem and severance taxes chargeable against such production; (d) marketing costs; (e) overriding royalties existing as of the effective date on which the Company or the applicable Guarantor first mortgaged its interests in such Mortgaged Properties in favor of the Lenders or their predecessors; (f) other interests in and measured by production burdening the Mortgaged Properties existing as of the effective date on which the Company or the applicable Guarantor first mortgaged its interests in such Mortgaged Properties in favor of the Lenders or their predecessors; and (g) the current portion of direct operating or production costs which is allocable to such interest in such Mortgaged Properties.

“Non-Recourse Debt” means Indebtedness of Exempt Subsidiaries (a) as to which neither the Company nor any Guarantor (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender with respect to such Indebtedness; and (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Exempt Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any Guarantor to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity date.

“Notes” means the promissory notes, whether one or more, specified in Section 2.1(b), substantially in the same form as Exhibit “F”, including any amendments, amendments and restatements, modifications, renewals or replacements of such promissory notes.

“Notice of Borrowing” means a notice in substantially the form of Exhibit “A”.

“Notice of Conversion/Continuation” means a notice in substantially the form of Exhibit ”B”.

“NYMEX” means the New York Mercantile Exchange.

“Obligations” means the unpaid principal of and interest (including interest accruing at the then applicable rate provided herein after the maturity of the Loans and interest accruing at the then applicable rate provided herein after the filing of any petition for an Insolvency Proceeding, or the commencement of any Insolvency Proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans and all other advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company or any Guarantor to any Lender, the Issuing Lender, the Administrative Agent, any Qualifying Derivative Contract Counterparty or any Indemnified Person, whether direct or indirect (including those acquired by the Guaranty FSB Assignment or other assignment), absolute or contingent, due or to become due, now existing or hereafter arising, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable fees, charges and disbursements of counsel in accordance with Section 11.4) or otherwise.

“Oil and Gas” means petroleum, natural gas and other related hydrocarbons or minerals or any of them and all other substances produced or extracted in association therewith.

“Oil and Gas Liens” means (a) Liens arising under oil and gas leases, overriding royalty agreements, net profits agreements, royalty trust agreements, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Oil and Gas, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements that are customary in the oil and gas business and are entered into by the Company in the ordinary course of business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement; and (b) Liens on pipelines or pipeline facilities that arise by operation of law.

“Oil and Gas Properties” means Hydrocarbon Interests now or hereafter owned by the Company and the Guarantors and contracts executed in connection therewith and all tenements, hereditaments, appurtenances, and properties belonging, affixed or incidental to such Hydrocarbon Interests, including, without limitation, any and all Property, now owned by the Company and the Guarantors and situated upon or to be situated upon, and used, built for use, or useful in connection with the operating, working or developing of such Hydrocarbon Interests, including, without limitation, any and all Oil and Gas wells, buildings, structures, field separators, liquid extractors, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, apparatus, equipment, appliances, tools, implements, cables, wires, towers, taping, tubing and rods, surface leases, rights of way, easements and servitudes, and all additions, substitutions, replacements for, fixtures and attachments to any and all of the foregoing owned directly or indirectly by the Company and the Guarantors.

“Operating Lease” means an operating lease determined in accordance with GAAP.

“OPEX” means OPEX Energy, LLC a Texas limited liability company, which is a wholly owned Subsidiary of Output.

“Organization Documents” means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement and for any limited liability company means the limited liability company agreement, and all other documents, filings and instruments necessary to create and constitute such company, or for any limited partnership means the original agreement of limited partnership as amended from time to time.

“Original Guarantor” means any of TXCOE, TTSI or Merger Sub, each of which is a wholly owned Subsidiary.

“Originating Lender” has the meaning specified in Section 11.8(d).

“Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Output” means Output Exploration, LLC, a Delaware limited liability company.

“Output Acquisition” means the proposed acquisition by the Company of all of the outstanding Capital Stock of Output pursuant to the Output Acquisition Agreement for an aggregate cash purchase price not to exceed $100,000,000 in cash and common stock of the Company, subject to usual and customary adjustments for transactions of such nature.

“Output Acquisition Agreement” means the Agreement and Plan of Merger dated effective as of February 20, 2007 by and among the Company, Merger Sub and Output, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Output Acquisition Documents” means, collectively, the Output Acquisition Agreement and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Output Closing Time” means the time as of which all conditions precedent set forth in Section 5.2 are satisfied or waived by all Lenders.

“Output Reserve Report” has the meaning specified in Section 6.11.

“Participant” has the meaning specified in Section 11.8(d).

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multiemployer Plan, which the Company or any of its Subsidiaries sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Permitted Indebtedness” has the meaning specified in Section 8.5.

“Permitted Liens” means the collective reference to (i) in the case of Collateral other than Pledged Stock, Liens permitted by Section 8.1 and (ii) in the case of Collateral consisting of Pledged Stock, (A) Liens permitted by Sections 8.1(b) and (j) and (B) non-consensual Liens permitted by Section 8.1 to the extent arising by operation of law.

“Permitted Refinancing” means any modification, refinancing, refunding, renewal or extension of Indebtedness; provided, however, that (w) the principal amount thereof does not exceed the principal amount of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection therewith, (x) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of the Indebtedness being modified, refinanced, refunded, renewed or extended, (y) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the original Indebtedness, taken as a whole and (z) the terms and conditions of any such modified, refinanced, refunded, renewed or extended Indebtedness are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to ERISA, other than a Multiemployer Plan.

“Platform” has the meaning specified in Section 7.1(d).

“Pledged Stock” means “Pledged Stock” as such term is defined in the Security Agreement.

“Pricing Grid” means the annualized rates (stated in terms of basis points (“bps”)) set forth below which shall be computed as of each day during the term hereof for the Applicable Margin (and Letter of Credit Rate) and Commitment Fee based upon the Utilization Percentage on such day as follows:

		Applicable Margin
Pricing Level	Utilization Percentage	Base Rate Loan (bps)	LIBO Rate Loan/Letter of Credit Rate (bps)	Commitment Fee (bps)
Level I	less than 30%	00.0	150.0	37.5
Level II	30% or greater but less than 60%	25.0	175.0	50.0
Level III	60% or greater but less than 90%	50.0	200.0	50.0
Level IV	90% or greater but less than or equal to 100%	75.0	225.0	50.0
Deficiency	more than 100%	100.0	250.0	50.0

“Principal Business” means the business of the exploration for, and development, acquisition, production, and upstream marketing and transportation of Oil and Gas.

“Projected Oil and Gas Production” means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts or a particular half-year, as applicable, from Oil and Gas Properties and interests owned by the Company and the Guarantors that have attributable to them Proved Developed Producing Reserves, as such production is projected in the most recent Reserve Report delivered pursuant to Section 7.2(c), after deducting projected production from any Oil and Gas Properties sold or under contract for sale that had been included in such report and after adding projected production from any Oil and Gas Properties or Hydrocarbon Interests that had not been reflected in such report but that are reflected in a separate or supplemental reports prepared on the same basis as the reports delivered pursuant to Section 7.2(c) above and otherwise are satisfactory to the Administrative Agent.

“Pro Rata Share” means, as to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender’s Maximum Loan Amount divided by the combined Maximum Loan Amounts of all Lenders.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Proved Developed Producing Reserves” means those Oil and Gas Properties designated as proved developed producing (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society of Petroleum Engineers, Inc. from time to time) in the Reserve Report.

“Proved Reserves” means those Oil and Gas Properties designated as proved (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society of Petroleum Engineers, Inc. from time to time) in the Reserve Report.

“Public Lender” has the meaning specified in Section 7.1(d).

“PV 10 Value” means, as of any date of determination, the present value of future cash flows from Proved Reserves included in the Company’s and the Guarantors’ Oil and Gas Properties as set forth in the most recent Reserve Report delivered pursuant to Section 6.11 or 7.2(c), utilizing the average of the Three-Year Strip Price for crude oil (WTI Cushing) and natural gas (Henry Hub), quoted on the NYMEX (or its successor) and utilizing a 10% discount rate. The PV-10 Value shall be adjusted to give effect to the Company’s and the Guarantors’ Derivative Contracts for the purpose of hedging prices of Oil and Gas and any Oil and Gas sales contracts not cancellable on 90 or fewer days’ notice. The PV 10 Value shall be calculated by the Company as of each date of determination.

“Qualifying Derivative Contract” means any Derivative Contract between any Loan Party and any Qualifying Derivative Contract Counterparty.

“Qualifying Derivative Contract Counterparty” means, with respect to a Qualifying Derivative Contract, any Person that was a Lender or an Affiliate thereof at the time such Qualifying Derivative Contract was originally entered into.

“Qualifying Preferred Stock” shall mean, as applied to the Capital Stock of any Person, the Capital Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person; provided, however, that such stock (x) neither matures, nor provides for mandatory redemption, or redemption at the holder’s option, prior to October 31, 2011 and (y) is not convertible into or exchangeable for Indebtedness or Disqualified Stock.

“Quarterly Status Report” means a status report prepared quarterly by the Company in form, scope and content acceptable to the Administrative Agent for such quarter then ended (a) describing the Company’s position regarding its Derivative Contracts including, as of the last Business Day of such quarter, a summary of its hedging positions under its Derivative Contracts, including the type, term, price, effective date and notional principal amount or volumes (in total and as a percentage of the Company’s total anticipated production), “mark to market” and margin calculations, the hedged price(s), interest rate(s) or exchange rate(s), as applicable, and any collateral therefor and credit support agreements relating thereto and the counterparty to each Derivative Contract, and (b) containing a table that demonstrates the Company’s compliance with the requirements set forth in Section 8.10.

“Recovery Event” means any settlement of or payment in respect of any Property of the Company or any Guarantor arising from a casualty insurance claim or any condemnation proceeding in an amount in excess of $1,000,000.

“Related Funds” means, with respect to any Lender that is a fund or combined investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Replacement Lender” has the meaning specified in Section 3.7.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Lenders” means, at any time, subject to Section 11.1, the Administrative Agent and the Lenders holding more than 50% of the sum of the Effective Amount at such time or, if there is no Effective Amount at such time, the Administrative Agent and the Lenders holding more than 50% of the aggregate Commitments at such time.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its Property or to which the Person or any of its Property is subject.

“Reserve Report” means (a) the Initial Reserve Report, (b) the Output Reserve Report and (c) each subsequent report delivered pursuant to Section 7.2(c), each of which shall be a report, in form, scope and content acceptable to the Administrative Agent, covering Proved Reserves attributable to the Company’s and the Guarantors’ Oil and Gas Properties and setting forth with respect thereto, (i) the total quantity of Proved Reserves (separately classified as to producing, shut in, behind pipe, and undeveloped), (ii) the estimated future net revenues and cumulative estimated future net revenues, (iii) the present discounted value of future net revenues, and (iv) such other information and data with respect to the Proved Reserves as the Administrative Agent may reasonably request.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president, chief financial officer or treasurer of the Person.

“Restricted Payments” has the meaning specified in Section 8.9.

“S&P” means Standard & Poor’s Rating Services.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Credit Agent” means the Administrative Agent (as defined in the Second Lien Term Loan Agreement).

“Second Lien Credit Lenders” means the “Lenders” (as defined in the Second Lien Term Loan Agreement).

“Second Lien Loan Documents” has the meaning ascribed to such term in the Intercreditor Agreement.

“Second Lien Obligations” has the meaning ascribed to such term in the Intercreditor Agreement.

“Second Lien Term Loan Agreement” means the Term Loan Agreement among the Company, the guarantors from time to time party thereto, several lenders from time to time party thereto, Bank of Montreal, as Administrative Agent and BMO Capital Markets Corp., as Arranger, dated as of the Effective Date, as such may be further amended, restated, supplemented or otherwise modified in accordance with the terms hereof.

“Second Lien Term Loans” means the “Loans” (as defined in the Second Lien Term Loan Agreement).

“Secured Parties” has the meaning ascribed thereto in the Security Agreement.

“Security Agreement” means the Security Agreement in substantially the form of Exhibit “D” executed by the Company and each Guarantor pledging to the Administrative Agent for benefit of the Secured Parties all of the Collateral of the Company and each Guarantor, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time pursuant to the terms hereof (including, in the case of any Subsidiary required to execute the Security Agreement pursuant to Section 7.12, by execution and delivery of a joinder thereto in the form of Annex 2 thereto).

“Security Documents” means the Intercreditor Agreement, the Mortgages, the Security Agreement, and related financing statements as the same may be amended from time to time and any and all other instruments now or hereafter executed in connection with or as security for the payment of the Indebtedness.

“Semi-Annual Proposed Borrowing Base” has the meaning specified in Section 2.6(c).

“Solvent” means, as to any Person at any time, that (a) the fair value of all of the Property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of all of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital.

“Special Damages” has the meaning specified in Section 11.21.

“Subsidiary” of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly, at the relevant time, by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. From and after the Output Closing Time, references herein to a “Subsidiary” of the Company shall include OPEX. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company.

“Supermajority Lenders” means, at any time, subject to Section 11.1, the Administrative Agent and the Lenders holding at least 66⅔% of the sum of the Effective Amount at such time or, if there is no Effective Amount at such time, the Administrative Agent and the Lenders holding at least 66⅔% of the aggregate Commitments at such time.

“Surety Instruments” means all letters of credit (including standby), banker’s acceptances, bank guaranties, shipside bonds, surety bonds, performance bonds (including plugging and abandonment bonds) and similar instruments.

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings that arise from any payment made hereunder, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent, any Lender or any other recipient of any payment made or to be made by or on account of any obligation of the Company hereunder, (a) such taxes (including income or franchise taxes) imposed on or measured by its net income, gross receipts, taxable margin (as determined under Chapter 171 of the Texas Tax Code) or capital by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which it is organized or in which its principal office is located or in which it maintains a lending office or conducts business (other than solely by reason of the transactions evidenced hereby or the taking of any action contemplated by the Loan Documents) or is otherwise located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction (or any political subdivision thereof) in which the Administrative Agent, any Lender or any other recipient of any payment made or to be made by or on account of any obligation of the Company hereunder or the Company is organized or in which its principal office is located or in which it maintains a lending office, conducts business (other than solely by reason of the transactions evidenced hereby or the taking of any action contemplated by the Loan Documents)or is otherwise located, and (c) any withholding tax that is attributable to a Lender’s failure to comply with Section 10.10.

“Termination Date” means the earlier of (a) the Maturity Date and (b) the date on which all Obligations (other than those to Qualified Derivative Contract Counterparties in respect of Qualified Derivative Contracts) have been satisfied and all Commitments have terminated, in each case in accordance with the provisions of this Agreement.

“Three-Year Strip Price” shall mean, as of any date of determination, (a) for the 36-month period commencing with the month immediately following the month in which the date of determination occurs, the monthly futures contract prices for crude oil and natural gas for the 36 succeeding months as quoted on the applicable commodities exchange as contemplated in the definition of “PV-10 Value” and (b) for periods after such 36-month period, the average of such quoted prices for the period from and including the 25th month in such 36-month period through the 36th month in such period.

“Transaction Documents” means, collectively, the Loan Documents and the Output Acquisition Documents.

“TTSI” means Texas Tar Sands, Inc., a Texas corporation.

“TXCOE” means TXCO Energy Corp., a Texas corporation.

“UCC” means the Uniform Commercial Code as adopted and in effect in any applicable jurisdiction.

“UCP” has the meaning specified in Section 2.13(b).

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” each means the United States of America.

“Utilization Percentage” means, at any time, the percentage obtained by dividing (a) the Effective Amount at such time by (b) the Borrowing Base at such time.

1.2 Other Interpretive Provisions. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Unless otherwise specified or the context clearly requires otherwise, the words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.” The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” Unless otherwise expressly provided herein, (a) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (b) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation. The recitals, captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Administrative Agent merely because of the Administrative Agent’s or Lenders’ involvement in their preparation. The terms “Lenders”, “Administrative Agent”, “Second Lien Credit Lenders” and “Second Lien Credit Agent” include their respective permitted successors.

1.3 Accounting Principles.

(a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References to “consolidated”, when it precedes any accounting term, means such term as it would apply to the Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP.

(b) References herein to “fiscal year” refer to such fiscal period of the Company.

ARTICLE II

THE CREDIT

2.1 Amounts and Terms of the Commitments.

(a) Each Lender severally agrees, on the terms and conditions set forth herein, to make revolving credit loans to the Company from time to time on any Business Day during the period from the Effective Time to the Termination Date (together with any conversions or continuations thereof, “Loans”), so long as, as of the time at which the requested Loan is to be made and after giving effect to such Borrowing, (i) the aggregate amount of all Loans by such Lender at such time does not exceed such Lender’s Pro Rata Share of the aggregate amount of Loans of all Lenders at such time, and (ii) the aggregate amount of such Lender’s Loans and such Lender’s Pro Rata Share of the aggregate LC Obligations outstanding at such time does not exceed such Lender’s Commitment. Subject to the terms and conditions hereof, until the Termination Date, the Company may borrow, repay, and reborrow Loans hereunder.

(b) The Company agrees that upon the request to the Administrative Agent by any Lender, the Company will promptly execute and deliver to such Lender a promissory note of the Company evidencing the Loans of such Lender, substantially in the form of Exhibit “F” (a “Note”), with appropriate insertions as to date and principal amount; provided, however, that delivery of Notes shall not be a condition precedent to the occurrence of the Effective Date or the making of the Loans on the Effective Date. The amount of principal owing on any Lender’s Note, if any, at any given time shall be the aggregate amount of all Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Note. Interest on each Note shall accrue and be due and payable as provided herein and therein.

(c) Subject to the terms and conditions of Section 2.13 below and relying upon the representations and warranties herein set forth, the Issuing Lender for the account of the Lenders agrees to issue or renew Letters of Credit in accordance with the applicable Notice of Borrowing and LC Application therefor. No Letter of Credit will be issued or renewed in a face amount which, after giving effect to the issuance or renewal of such Letter of Credit, would cause either (x) the aggregate LC Obligations to exceed $20,000,000 or (y) the Effective Amount to exceed the Borrowing Base then in effect. Each Letter of Credit shall by its terms be stated to expire on a date no later than the earlier of (i) one year after its Issuance (or, if renewed, one year after the renewal date) and (ii) the seventh Business Day prior to the Termination Date; provided, however, that any Letter of Credit may provide for the automatic renewal thereof for additional one year periods, which in no event shall extend beyond the date referred to in the foregoing clause (ii). If any Letter of Credit has been drawn upon and the amount so drawn has not been reimbursed to the Issuing Lender, the Commitment of each Lender shall be deemed to be utilized for all purposes hereof in an amount equal to such Lender’s Pro Rata Share of the related Matured LC Obligation. If, for any reason, any Letter of Credit remains outstanding as of the Termination Date, the Company shall cause such Letter of Credit to be collateralized with cash in an amount at least equal to 102% of the undrawn face amount thereof under arrangements satisfactory to the Administrative Agent or to be secured by back-to-back letters of credit issued by banks, and in form and substance, satisfactory to the Administrative Agent and the Issuing Lender.

2.2 Procedure for Borrowing.

(a) Each Borrowing of Loans shall be made upon the Company’s irrevocable written notice (or telephonic notice confirmed promptly in writing by telecopy facsimile) delivered to the Administrative Agent in the form of a Notice of Borrowing duly completed, which notice must be received by the Administrative Agent prior to 11:00 a.m. (Chicago, Illinois time) (i) three Business Days prior to the requested Borrowing Date, in the case of LIBO Rate Loans; and (ii) on the requested Borrowing Date, in the case of Base Rate Loans.

(b) Each Notice of Borrowing shall specify (i) the amount of the Borrowing, which shall be in an aggregate minimum amount (A) for Base Rate Loans equal to the lesser of (x) $500,000 or any multiple integrals of $100,000 in excess thereof or (y) the unadvanced portion of the applicable Available Borrowing Base and (B) for LIBO Rate Loans of $1,000,000 or any multiple integrals of $1,000,000 in excess thereof (if the Available Borrowing Base as of such Borrowing Date is less than $1,000,000, then the Company may not request a LIBO Rate Loan); (ii) the requested Borrowing Date, which shall be a Business Day; (iii) the Company’s calculation of the current Applicable Margin; (iv) the Interest Rate Type of Loans comprising the Borrowing; and (v) for LIBO Rate Loans the duration of the Interest Period applicable to such Loans. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of LIBO Rate Loans, such Interest Period shall be three months.

(c) The number of tranches outstanding of LIBO Rate Loans, whether under a Borrowing, conversion or continuation, shall not exceed eight at any one time.

(d) The Administrative Agent will promptly notify each Lender of its receipt of any Notice of Borrowing and of the amount of such Lender’s Pro Rata Share of that Borrowing.

(e) Provided the applicable conditions in Article V are met, each Lender will make the amount of its Pro Rata Share of each Borrowing available to the Administrative Agent for the account of the Company at the Agent’s Payment Office by 12:00 p.m. (Chicago, Illinois time) on the Borrowing Date requested by the Company in funds immediately available to the Administrative Agent. The proceeds of all such Loans will then be made available to the Company by the Administrative Agent by wire transfer to the account(s) specified by the Company in the related Notice of Borrowing.

2.3 Conversion and Continuation Elections.

(a) Prior to the Termination Date, the Company may, upon irrevocable written notice to the Administrative Agent in accordance with Section 2.3(b) (i) elect, as of any Business Day in the case of Base Rate Loans, or as of the last day of the applicable Interest Period in the case of LIBO Rate Loans, to convert any such Loans into Loans of any other Interest Rate Type; or (ii) elect as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day; provided, however, that if at any time a LIBO Rate Loan in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to less than $1,000,000, such LIBO Rate Loan shall automatically convert into a Base Rate Loan.

(b) The Company shall deliver a Notice of Conversion/Continuation to be received by the Administrative Agent not later than 11:00 a.m. (Chicago, Illinois time) (i) at least three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as LIBO Rate Loans; and (ii) on the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying: (A) the proposed Conversion/Continuation Date; (B) the aggregate amount of Loans to be converted or continued; (C) the Interest Rate Type of Loans resulting from the proposed conversion or continuation; and (D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

(c) If, upon the expiration of any Interest Period applicable to LIBO Rate Loans, the Company has failed to select in a timely manner a new Interest Period to be applicable to LIBO Rate Loans, or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such LIBO Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

(d) The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Administrative Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective Lender’s Pro Rata Share of outstanding principal amounts of the Loans with respect to which the notice was given.

2.4 Voluntary Termination or Reduction. The Company may, upon not less than five Business Days’ prior notice to the Administrative Agent, permanently terminate the Commitments (in whole or in part) or reduce the aggregate Maximum Loan Amount by an aggregate minimum amount of $500,000 or any integral multiple thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the Effective Amount exceeds the aggregate Commitments then in effect. Once terminated or reduced in accordance with this Section 2.4, the aggregate Commitments or Maximum Loan Amount may not be increased. Any termination or reduction of the aggregate Commitments or Maximum Loan Amount shall be applied to the Commitment or Maximum Loan Amount of each Lender according to its Pro Rata Share. All accrued commitment fees to, but not including, the effective date of any termination or reduction of the aggregate Commitments or Maximum Loan Amount shall be paid on the effective date of such termination or reduction.

2.5 Optional Prepayments. Subject to Section 3.4, the Company may, at any time or from time to time,

(a) prepay Base Rate Loans upon irrevocable notice to the Administrative Agent prior to such prepayment, ratably as to each Lender, in whole or in part, in aggregate minimum principal amounts of $100,000 or integral multiples thereof (unless the Effective Amount is less than $100,000, then such prepayments shall be equal to the Effective Amount) and

(b) prepay LIBO Rate Loans upon irrevocable notice to the Administrative Agent not fewer than three Business Days prior to such prepayment, ratably as to each Lender, in whole or in part, in aggregate minimum principal amounts of $500,000 or integral multiples thereof (unless the Effective Amount is less than $500,000, then such prepayments shall be equal to the Effective Amount) plus all interest and expenses then outstanding on such LIBO Rate Loans.

Such notice of prepayment shall specify the date and amount of such prepayment and the Interest Rate Type(s) of Loans to be prepaid. Notwithstanding anything to the contrary set forth in this Section 2.5, any notice of prepayment delivered by the Company may state that such notice is conditioned upon the effectiveness of other financing arrangements, in which case such notice may be revoked by the Company if such condition is not satisfied, but subject to the Company’s reimbursement obligations pursuant to Section 3.4 with respect to any funding losses incurred by any Lender as a result of such revocation.

The Administrative Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender’s Pro Rata Share of such prepayment. The payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.4.

2.6 Borrowing Base Determinations, Mandatory Actions.

(a) Scheduled Borrowing Base Determinations. At all times prior to the Termination Date the Company shall not permit the Effective Amount to exceed the Borrowing Base then in effect and shall, in accordance with Section 2.7(f), cure any Deficiency. The initial Borrowing Base hereunder shall be $60,000,000 (the “Initial Borrowing Base”).

(b) Annual Borrowing Base Determinations. Upon receipt by the Administrative Agent of each Reserve Report described in Section 7.2(c)(i), the Administrative Agent shall make a determination by May 1, or, if later, within 30 days of the receipt of such Reserve Report (such determination, the “Annual Proposed Borrowing Base”) of the amount of the borrowing base (herein as determined and redetermined from time to time and in effect on any date called the “Borrowing Base”) on account of the Company’s and the Guarantors’ Proved Reserves as of the preceding January 1, subject to the approval of all of the Lenders or the Supermajority Lenders (as applicable) as provided in this Section 2.6(b), and the Administrative Agent shall promptly notify the Lenders in writing of the Annual Proposed Borrowing Base once determined. The Annual Proposed Borrowing Base shall be made by the Administrative Agent in accordance with the Administrative Agent’s normal and customary practices and standards for oil and gas loans (including methodologies, assumptions and discount rates customarily used by the Administrative Agent in assigning collateral value to Hydrocarbon Interests, specifically taking into account, inter alia, consideration of the Company’s and the Guarantors’ liquidity, Derivative Contracts, market interest rates, commodity prices, Indebtedness and capital expenditure requirements). Any Annual Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by all of the Lenders, and any Annual Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or deemed to have been approved by the Supermajority Lenders, in each case as provided in this Section 2.6(b). The Lenders or the Supermajority Lenders (as applicable) may approve the Annual Proposed Borrowing Base by written notice to the Administrative Agent within 15 days of the Administrative Agent’s notice of the Annual Proposed Borrowing Base. Any Lender that fails to respond to any notice of the Annual Proposed Borrowing Base by the Administrative Agent pursuant to this Section 2.6(b) within such 15 days shall be deemed to have approved such Annual Proposed Borrowing Base. If the Lenders or the Supermajority Lenders (as applicable) fail to approve the Annual Proposed Borrowing Base within such 15 days, then no later than five days after the end of such 15-day period, the Lenders shall submit to the Administrative Agent in writing, or the Administrative Agent shall poll the Lenders for, their individual recommendations for the redetermined Borrowing Base in accordance with their respective normal and customary practices and standards for oil and gas loans (including methodologies, assumptions and discount rates customarily used by the Lenders in assigning collateral value to Hydrocarbon Interests, specifically taking into account, inter alia, consideration of the Company’s and the Guarantors’ liquidity, Derivative Contracts, market interest rates, commodity prices, Indebtedness and capital expenditure requirements), whereupon the Administrative Agent shall designate the Borrowing Base at the largest amount approved by the Supermajority Lenders; provided, however, that it is expressly understood that the Lenders and Administrative Agent have no obligation to agree upon or designate the Borrowing Base at any particular amount. If any Lender refuses to approve an Annual Proposed Borrowing Base pursuant to this Section 2.6(b), the Company shall have the right, without the consent of the Lenders but with the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, to cause the Commitment of such non-approving Lender to be replaced pursuant to Section 3.7.

(c) Semi-Annual Borrowing Base Determinations. In addition, upon the receipt by the Administrative Agent of each Reserve Report described in Section 7.2(c)(ii), the Administrative Agent shall make a determination by November 1, or, if later, within 30 days of the receipt of such report (such determination, the “Semi-Annual Proposed Borrowing Base”) of the Borrowing Base as of the preceding July 1. The Semi-Annual Proposed Borrowing Base shall be determined in the same manner and be subject to the same approvals as prescribed with respect to the Annual Proposed Borrowing Base set forth in Section 2.6(b), and likewise the Administrative Agent shall notify the Lenders in writing of the Semi-Annual Proposed Borrowing Base once determined. The Supermajority Lenders or the Lenders (as applicable) may approve the Semi-Annual Proposed Borrowing Base by written notice to the Administrative Agent within 15 days of the Administrative Agent’s notice of the Semi-Annual Proposed Borrowing Base. Any Lender that fails to respond to any notice of the Semi-Annual Proposed Borrowing Base by the Administrative Agent pursuant to this Section 2.6(c) within such 15 days shall be deemed to have approved such Semi-Annual Proposed Borrowing Base. If the Supermajority Lenders or the Lenders (as applicable) fail to approve the Semi-Annual Proposed Borrowing Base within such 15 days, then no later than five days after the end of such 15-day period, the Lenders shall submit to the Administrative Agent in writing, or the Administrative Agent shall poll the Lenders for, their individual recommendations for the redetermined Borrowing Base in accordance with their respective normal and customary practices and standards for oil and gas loans (including methodologies, assumptions and discount rates customarily used by the Administrative Agent in assignment collateral value to Hydrocarbon Interests, specifically taking into account, inter alia, consideration of the Company’s and the Guarantors’ liquidity, Derivative Contracts, market interest rates, commodity prices, Indebtedness and capital expenditure requirements), whereupon the Administrative Agent shall designate the Borrowing Base at the largest amount approved by the Supermajority Lenders; provided, however, that it is expressly understood that the Lenders and Administrative Agent have no obligation to agree upon or designate the Borrowing Base at any particular amount. If any Lender refuses to approve the Semi-Annual Proposed Borrowing Base pursuant to this Section 2.6(c), the Company shall have the right, without the consent of the Lenders but with the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, to cause the Commitment of such non-approving Lender to be replaced pursuant to Section 3.7.

(d) Other Determinations. In addition, the Administrative Agent shall, promptly following a request of the Company, redetermine the Borrowing Base (in the same manner and subject to the same approvals as prescribed in Section 2.6(b) for the redetermination of the Borrowing Base); provided, however, the Administrative Agent and the Lenders shall not be obligated to respond to more than one such request during any Borrowing Base Period in addition to each scheduled annual and semi-annual redeterminations provided for above. Notwithstanding the foregoing, the Administrative Agent shall, at the request of the Supermajority Lenders, redetermine the Borrowing Base (in the same manner and subject to the same approvals as prescribed in Section 2.6(b) for the redetermination of the Borrowing Base); provided, however, the Administrative Agent and the Lenders may not redetermine the Borrowing Base under this second sentence of this Section 2.6(d) more than once during any Borrowing Base Period.

(e) Lenders’ Discretion. If the Company does not furnish the Reserve Reports or all other information and data required pursuant to any of Sections 7.2, 7.14 and 7.15 by the date required, the Supermajority Lenders may nonetheless determine a new Borrowing Base. It is expressly understood that the Lenders shall have no obligation to determine the Borrowing Base at any particular amount, either in relation to the Maximum Loan Amount or otherwise. Furthermore, the Company acknowledges that the Lenders have no obligation to increase the Borrowing Base and may reduce the Borrowing Base in connection with any redetermination and that any increase in the Borrowing Base is subject to the discretionary credit approval processes of all of the Lenders subject to the terms hereof.

(f) Mandatory Action.

(i) If on any date the Effective Amount shall exceed the Borrowing Base (a “Deficiency”), then the Company shall cure the Deficiency, and except as provided in paragraph (ii) below, may effect such cure through any of the following means or any combination thereof: (A) the making of a lump sum principal prepayment on the Loans within 30 days of the occurrence of such Deficiency (and, if any Deficiency remains after prepayment of all Loans, cash collateralization of the LC Obligation to the extent required to eliminate the Deficiency); (B) the making of a principal prepayment on the Loans (and, if any Deficiency remains after prepayment of all Loans, cash collateralization of the LC Obligation to the extent required to eliminate the Deficiency) in five equal monthly installments commencing thirty 30 days from the date the Deficiency occurs and continuing on the same day of the next four succeeding months thereafter; or (C) the pledge within ten Business Days of the occurrence of such Deficiency of additional unencumbered Collateral of sufficient value and character (as determined by the Required Lenders in their sole discretion) that when added to the Borrowing Base shall equal the applicable Effective Amount.

(ii) Notwithstanding the foregoing paragraph (i), if, as a result of a Disposition in accordance with Section 8.2(f) and/or the termination or modification of any related Derivative Contract(s), a Deficiency shall exist or the Company or any Guarantor shall have incurred any early termination or similar payment Obligation(s) to any Qualifying Derivative Contract Counterparty, the Company shall contemporaneously with such Disposition (A) make, or cause to be made, a principal prepayment on the Loans in an amount equal to the Deficiency and (B) satisfy in full all such Obligation(s) to any affected Qualifying Derivative Contract Counterparty.

(iii) Unless the Required Lenders shall otherwise agree, if the Company or any of its Subsidiaries shall receive Net Cash Proceeds from any Disposition described in Section 8.2(f), or Recovery Event during the continuance of an Event of Default, the Company shall cause the Loans to be prepaid or the outstanding Letters of Credit cash collateralized (at 102% of their respective face amounts) in an amount equal to the entirety of such Net Cash Proceeds without duplication of any amounts prepaid under Section 2.6(f)(ii).

(g) Issuance of Qualifying Preferred Stock. In the event the Company proposes to issue any Qualifying Preferred Stock, the Company will provide the Administrative Agent with at least 15 days prior notice of such proposed issuance, including detailed information with respect to the amount of the proposed issue, dividend rate, maturity/redemption features, liquidation preference, default rights and other material terms. In such event, the Administrative Agent, with the approval of the Lenders may prior to such issuance redetermine the Borrowing Base to take effect upon and subject to consummation of such issuance, taking into account the pro forma effects of such issuance (in the same manner and subject to the same approvals as prescribed in Section 2.6(b) for the redetermination of the Borrowing Base); provided, however, any such redetermination shall not be considered a redetermination for purposes of Section 2.6(d).

2.7 Repayment.

(a) Principal. The Company shall repay to the Administrative Agent for the benefit of the Lenders the outstanding principal balance of the Loans (and the outstanding principal of the Loans shall be due and payable) on the Termination Date.

(b) Interest.

(i) Each Loan shall bear interest on the principal amount thereof from the applicable Borrowing Date or date of conversion or continuation pursuant to Section 2.3, as the case may be, at a rate per annum equal to the lesser of (A) the LIBO Rate or the Adjusted Base Rate, as the case may be, plus the Applicable Margin and (B) the Highest Lawful Rate.

(ii) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under Section 2.5 or 2.6 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Administrative Agent.

(iii) Notwithstanding paragraph (i) of this Section 2.7(b), while any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Loans, at a rate per annum equal to the lesser of (A) the Highest Lawful Rate and (B) the rate otherwise applicable plus two percent (2%) (“Default Rate”).

2.8 Fees.

(a) Commitment Fees. The Company shall pay to the Administrative Agent for the account of the Lenders an aggregate commitment fee on the actual daily amount of the Available Borrowing Base at a per annum rate equal to the amount set forth on the Pricing Grid. Such commitment fee shall accrue from the Effective Time to the Termination Date and shall be due and payable quarterly in arrears on the first Business Day of each Fiscal Quarter commencing on July 2, 2007 through the Termination Date, with the final payment to be made on the Termination Date; provided, however, that in connection with any reduction of the aggregate Maximum Loan Amount or termination of the aggregate Commitments under Section 2.4, the accrued commitment fee, if any, with respect to the aggregate amount of such reduced or terminated amounts calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated giving effect to such reduced Maximum Loan Amount or terminated Commitments as of the first date of the quarter. The commitment fees provided in this Section 2.8(a) shall accrue at all times after the Effective Time, up to the Termination Date including at any time during which one or more conditions in Article V are not met.

(b) Letter of Credit Fees. The Company agrees to pay (i) to the Administrative Agent for the account of the Lenders a Letter of Credit fee for each Letter of Credit, due and payable quarterly in arrears on the first Business Day of each Fiscal Quarter commencing (if applicable) on July 2, 2007 through the Termination Date, from the date of Issuance in an amount per annum (calculated on the basis of a year of 360 days) equal to the product equal to the Letter of Credit rate set forth on the Pricing Grid multiplied by the aggregate amount available under each Letter of Credit (excluding the portion thereof attributable to reimbursed LC Obligations earning interest pursuant to Section 2.13(d)) from the date of Issuance thereof to the date on which such Letter of Credit expires or is terminated, (ii) to the Issuing Lender for its account a fee, due and payable quarterly in arrears on the first Business Day of each Fiscal Quarter commencing (if applicable) on July 2, 2007 through the Termination Date, for the Issuance of each Letter of Credit in an amount per annum (calculated on the basis of a year of 360 days) equal to 0.00125 multiplied by the aggregate amount available under each Letter of Credit from the date of Issuance thereof to the date on which such Letter of Credit expires (such fees shall be prorated for any period less than a full year but shall not be refunded in the event any such Letter of Credit is terminated prior to its expiry date) and (iii) to the Issuing Lender, for its account on demand its customary letter of credit transactional fees and out-of-pocket expenses for each Letter of Credit Issued by it, including amendment fees, payable with respect to each such Letter of Credit. The Administrative Agent shall pay to each Lender its pro-rata share of the Letter of Credit fees paid pursuant to Section 2.8(b)(i). The Administrative Agent shall pay to the Issuing Lender the Letter of Credit fees paid pursuant to Section 2.8(b)(ii) and (iii).

(c) Other Fees. In addition to all other amounts due to the Administrative Agent under the Loan Documents, the Company will pay fees to the parties and in the amounts specified in the Fee Letter Agreement.

2.9 Computation of Fees and Interest.

(a) All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365 day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b) Each determination of an interest rate, Letter of Credit rate or commitment fee rate by the Administrative Agent shall be conclusive and binding on the Company and the Lenders in the absence of manifest error.

2.10 Payments by the Company; Borrowings Pro Rata.

(a) All payments to be made by the Company shall be made without set off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Administrative Agent for the account of the Lenders at the Agent’s Payment Office, and shall be made in dollars and in immediately available funds, no later than 12:00 p.m. (Chicago, Illinois time) on the date specified herein. Except to the extent otherwise expressly provided herein, (i) each payment by the Company of fees shall be made for the account of the Lenders pro rata in accordance with their respective Pro Rata Shares, (ii) each payment of principal of Loans shall be made for the account of the Lenders pro rata in accordance with their respective outstanding principal amount of such Loans, and (iii) each payment of interest on Loans shall be made for the account of the Lenders pro rata in accordance with their respective shares of the aggregate amount of interest due and payable to the Lenders. The Administrative Agent will promptly distribute to each Lender its applicable share of such payment in like funds as received. Any payment received by the Administrative Agent later than 12:00 p.m. (Chicago, Illinois time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b) Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c) Unless the Administrative Agent receives notice from the Company prior to the date on which any payment is due to the Lenders that the Company will not make such payment in full as and when required, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(d) Except to the extent otherwise expressly provided herein, each Borrowing hereunder shall be from the Lenders pro rata in accordance with their respective Pro Rata Shares.

2.11 Payments by the Lenders to the Administrative Agent.

(a) Unless the Administrative Agent receives notice from a Lender on or prior to the Effective Time or, with respect to any Borrowing after the Effective Time, prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Administrative Agent for the account of the Company the amount of that Lender’s Pro Rata Share of the Borrowing, the Administrative Agent may assume that each Lender has made such amount available to the Administrative Agent in immediately available funds on the Borrowing Date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Administrative Agent in immediately available funds and the Administrative Agent in such circumstances has made available to the Company such amount, that Lender shall on the Business Day following such Borrowing Date make such amount available to the Administrative Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Administrative Agent submitted to any Lender with respect to amounts owing under this Section 2.11(a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Administrative Agent shall constitute such Lender’s Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Administrative Agent on the Business Day following the Borrowing Date, the Administrative Agent will notify the Company of such failure to fund and, upon demand by the Administrative Agent, the Company shall pay such amount to the Administrative Agent for the Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

(b) The failure of any Lender to make any Loan on any Borrowing Date shall not relieve any other Lender of any obligation hereunder to make a Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date.

2.12 Sharing of Payments, Etc. If any Lender shall obtain on account of the Obligations held by it any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) or receive any collateral in respect thereof in excess of the amount such Lender was entitled to receive pursuant to the terms hereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment according to the terms hereof; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Company agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set off) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.12 and will in each case notify the Lenders following any such purchases or repayments.

2.13 Issuing the Letters of Credit.

(a) In order to effect the issuance of a Letter of Credit, the Company shall submit a Notice of Borrowing and LC Application in writing by telecopy to the Administrative Agent (who shall promptly notify the Issuing Lender) not later than 12:00 p.m., Chicago, Illinois time, three Business Days before the requested date of issuance of such Letter of Credit. Each such Notice of Borrowing and LC Application shall be signed by the Company, specify the Business Day on which such Letter of Credit is to be issued, the purpose for the requested Letter of Credit, specify the availability for Letters of Credit under the Borrowing Base, and the $20,000,000 aggregate LC Obligations limitation as of the date of issuance of such Letter of Credit and the expiry date thereof which shall not be later than the earlier of (i) twelve (12) months from the date of Issuance of such Letter of Credit and (ii) the seventh Business Day prior to Termination Date; provided, however, that any letter of Credit may provide for the automatic renewal thereof for additional one year periods, which in no event shall extend beyond the date referred to in the foregoing clause (ii). If requested by the Company not later than three Business Days prior to expiration of any Letter of Credit, any Letter of Credit may be renewed for the additional period specified in Section 2.1(c).

(b) Upon satisfaction of the applicable terms and conditions set forth in Article V, the Issuing Lender shall issue such Letter of Credit to the specified beneficiary not later than the close of business, Chicago, Illinois time, on the date so specified. The Administrative Agent shall provide the Company and each Lender with a copy of each Letter of Credit so issued. Each such Letter of Credit shall (i) provide for the payment of drafts, presented for honor thereunder by the beneficiary in accordance with the terms thereon, at sight when accompanied by the documents described therein and (ii) be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (and any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce) (the “UCP”) and shall, as to matters not governed by the UCP, be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

(c) Upon the Issuance of each Letter of Credit, the Issuing Lender shall be deemed, without further action by any party hereto, to have sold to each other Lender, and each other Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Lender, a participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit, the obligations thereunder and in the reimbursement obligations of the Company due in respect of drawings made under such Letter of Credit. If requested by the Issuing Lender, the other Lenders will execute any other documents reasonably requested by the Issuing Lender to evidence the purchase of such participation.

(d) Upon the presentment of any draft for honor under any Letter of Credit by the beneficiary thereof which the Issuing Lender determines is in compliance with the conditions for payment thereunder, the Issuing Lender shall promptly notify the Company, the Administrative Agent and each Lender of the intended date of honor of such draft and the Company hereby promises and agrees, at the Company’s option, to either (i) pay to the Administrative Agent for the account of the Issuing Lender, by 2:00 p.m., Chicago, Illinois time, on the date payment is due as specified in such notice, the full amount of such draft in immediately available funds or (ii) request a Loan pursuant to the provisions of Sections 2.1(a) and 2.2 of this Agreement in the full amount of such draft, which request shall specify that the Borrowing Date is to be the date payment is due under the Letter of Credit as specified in the Issuing Lender’s notice. If the Company fails timely to make such payment because a Loan cannot be made pursuant to Section 2.1(a) or Section 5.3, each Lender shall, notwithstanding any other provision of this Agreement (including the occurrence and continuance of a Default or an Event of Default), make available to the Administrative Agent for the benefit of the Issuing Lender an amount equal to its Pro Rata Share of the presented draft on the day the Issuing Lender is required to honor such draft. If such amount is not in fact made available to the Administrative Agent by such Lender on such date, such Lender shall pay to the Administrative Agent for the account of the Issuing Lender, on demand made by the Issuing Lender, in addition to such amount, interest thereon at the Federal Funds Rate for the first two days following demand and thereafter until paid at the Adjusted Base Rate. Upon receipt by the Administrative Agent from the Lenders of the full amount of such draft, notwithstanding any other provision of this Agreement (including the occurrence and continuance of a Default or an Event of Default) the full amount of such draft shall automatically and without any action by the Company, be deemed to have been a Base Rate Loan as of the date of payment of such draft. Nothing in this Section 2.13(d) or elsewhere in this Agreement shall diminish the Company’s obligation under this Agreement to provide the funds for the payment of, or on demand to reimburse the Issuing Lender for payment of, any draft presented to, and duly honored by, the Issuing Lender under any Letter of Credit, and the automatic funding of a Loan as provided in this Section 2.13(d) shall not constitute a cure or waiver of the Event of Default for failure to provide timely such funds as agreed in this Section 2.13(d).

(e) In order to induce the issuance of Letters of Credit by the Issuing Lender and the purchase of participations therein by the other Lenders, the Company agrees with the Administrative Agent, the Issuing Lender and the other Lenders that neither the Administrative Agent nor any Lender (including the Issuing Lender) shall be responsible or liable (except as provided in the following sentence) for, and the Company’s unconditional obligation to reimburse the Issuing Lender through the Administrative Agent for amounts paid by the Issuing Lender, as provided in Section 2.13(d) above, on account of drafts so honored under the Letters of Credit shall not be affected by, any circumstance, act or omission whatsoever (whether or not known to the Administrative Agent or any Lender (including the Issuing Lender)) other than a circumstance, act or omission resulting from the gross negligence or willful misconduct of the Administrative Agent or any Lender, including the Issuing Lender. The Company agrees that any action taken or omitted to be taken by the Administrative Agent or any Lender (including the Issuing Lender) under or in connection with any Letter of Credit or any related draft, document or Property shall be binding on the Company and shall not put the Administrative Agent or any Lender (including the Issuing Lender) under any resulting liability to the Company, unless such action or omission is the result of the gross negligence or willful misconduct of the Administrative Agent or any such Lender (including the Issuing Lender). The Company hereby waives presentment for payment (except the presentment required by the terms of any Letter of Credit) and notice of dishonor, protest and notice of protest with respect to drafts honored under the Letters of Credit. The Issuing Lender agrees promptly to notify the Company whenever a draft is presented under any Letter of Credit, but failure to so notify the Company shall not in any way affect the Company’s obligations hereunder.

(f) In the event that any provision of a LC Application is inconsistent or in conflict with any provision of this Agreement, including provisions for the rate of interest applicable to drawings thereunder or rights of setoff or any representations, warranties, covenants or any events of default set forth therein, the provisions of this Agreement shall govern.

(g) If the Obligations, or any part thereof, become immediately due and payable pursuant to Article IX of this Agreement, then the entirety of the LC Obligations shall become immediately due and payable without regard for actual drawings or payments on the Letters of Credit, and the Company shall be obligated to pay to the Administrative Agent immediately an amount equal to the entirety of the LC Obligations. All amounts made due and payable by the Company under this Section 2.13(g) may be applied as the Issuing Lender and the Lenders elect to any of the various LC Obligations; provided, however, that such amounts applied by the Issuing Lender and the Lenders to the LC Obligations shall be (i) first applied to the Matured LC Obligations, and (ii) second held by the Administrative Agent in an interest bearing account for the benefit of the Issuing Lender and the Lenders as LC Collateral, such LC Collateral to be held in an account with the Administrative Agent or an Affiliate thereof, until any such remaining LC Obligation has either (i) become a Matured LC Obligation, at which time such LC Collateral paid to the Administrative Agent shall be applied to such Matured LC Obligation, or (ii) expired undrawn, at which time an amount of such LC Collateral equal to such expired and undrawn LC Obligation, plus accrued interest thereon, shall be applied toward the satisfaction of any Obligations then remaining due and payable in such order as the Administrative Agent may select. This Section 2.13(g) shall not limit or impair any rights that the Administrative Agent, the Issuing Lender or any of the Lenders may have under any other document or agreement relating to any Letter of Credit or LC Obligations, including without limitation, any LC Application.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.1 Taxes.

(a) Except as otherwise provided in Section 3.1(c) and Section 10.10, any and all payments by the Company to each Lender or the Administrative Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes. In addition, the Company shall pay all Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(b) Subject to Section 3.1(f), the Company agrees to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.1) paid by the Lender or the Administrative Agent and any penalties, interest, additions to Tax and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the affected Lender or the Administrative Agent makes written demand therefor with reasonable detail as to the particular imposition; provided, however, that neither the Administrative Agent nor any Lender shall be entitled to receive any payment with respect to Taxes or Other Taxes that are incurred or accrued more than 180 days prior to the date the Administrative Agent or Lender (as the case may be) gives notice and demand thereof to the Company.

(c) If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any amount payable hereunder to any Lender or the Administrative Agent, then: (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.1), such Lender or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made; (ii) the Company shall make such deductions and withholdings; and (iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.

(d) As soon as practicable after the date of any payment by the Company of Taxes or Other Taxes under Section 3.1(c) above, the Company shall furnish the Administrative Agent the original or a certified copy of any receipt issued by such taxing authority or other authority evidencing payment thereof, a copy of any return reporting such payment or other evidence of such payment as the Administrative Agent may reasonably request.

(e) Each Lender shall use its reasonable efforts (consistent with legal and regulatory restrictions) to select a jurisdiction for its Lending Office or change the jurisdiction of its Lending Office so as to avoid the imposition of any Taxes or Other Taxes, to eliminate or reduce any additional payment under this Section 3.1 or to avoid the obligation to deduct or withhold for taxes under Section 10.10 by the Company if such selection or change in the judgment of such Lender is not materially disadvantageous to such Lender.

(f) No Lender that is required to comply with Section 10.10 shall be entitled to any indemnification under this Section 3.1 if the obligation with respect to which indemnification is sought would not have arisen but for a failure of the affected Lender to comply with such Section 10.10.

(g) If the Administrative Agent or a Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 3.1, it shall pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 3.1 with respect to the Taxes or Other Taxes giving rise to such refund), without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Company, upon the reasonable request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.

3.2 Illegality.

(a) If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make LIBO Rate Loans, then, on notice thereof by the Lender to the Company through the Administrative Agent, any obligation of that Lender to make LIBO Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.

(b) If a Lender determines that it is unlawful to maintain any LIBO Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Administrative Agent), prepay in full such LIBO Rate Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under Section 3.4, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBO Rate Loan. If the Company is required to so prepay any LIBO Rate Loan, then concurrently with such prepayment, the Company shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

(c) If the obligation of any Lender to make or maintain LIBO Rate Loans has been so terminated or suspended, all Loans which would otherwise be made by the Lender as LIBO Rate Loans shall be instead Base Rate Loans.

(d) Before giving any notice to the Administrative Agent under this Section 3.2, the affected Lender shall designate a different Lending Office with respect to its LIBO Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

3.3 Increased Costs and Reduction of Return.

(a) If any Lender determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBO Rate) in or in the interpretation of any law or regulation or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBO Rate Loans, then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

(b) If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Lender (or its Lending Office) or any Affiliate controlling such Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by such Lender or any Affiliate controlling such Lender and (taking into consideration such Lender’s or such Affiliate’s policies with respect to capital adequacy and such Lender’s desired return on capital) further determines that the amount of such capital is increased as a consequence of its Commitment, Loans, other Credit Extensions, or Obligations under this Agreement, then, upon demand of such Lender to the Company through the Administrative Agent, the Company shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

3.4 Funding Losses. The Company shall reimburse each Lender and hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) the failure of the Company to make on a timely basis any payment of principal of any LIBO Rate Loan; (b) the failure of the Company to borrow or continue a LIBO Rate Loan or to convert a Base Rate Loan to a LIBO Rate Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation (including by reason of the failure to satisfy any condition precedent thereto); (c) the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.5 (whether pursuant to a permitted revocation of notice of prepayment or otherwise); (d) the prepayment (including pursuant to Section 2.6) or other payment (including after acceleration thereof) of a LIBO Rate Loan on a day that is not the last day of the relevant Interest Period; or (e) the automatic conversion under Section 2.3 of any LIBO Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period; including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBO Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Lenders under this Section 3.4 and under Section 3.3(a), each LIBO Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the LIBO Rate for such LIBO Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan is in fact so funded.

3.5 Inability to Determine Rates. If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or that the LIBO Rate applicable pursuant to Section 2.7(b) for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans hereunder shall be suspended until the Administrative Agent upon the instruction of the Lenders revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of LIBO Rate Loans.

3.6 Certificates of Lenders. Any Lender claiming reimbursement or compensation under this Article III shall deliver to the Company (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error; provided, however, that such Lender shall only be entitled to collect amounts incurred within 180 days prior to such notice.

3.7 Substitution of Lenders. Upon (i) the receipt by the Company from any Lender of a claim for compensation under this Article III, (ii) the refusal of a Lender to accept the Annual Proposed Borrowing Base pursuant to Section 2.6(b) or Semi-Annual Proposed Borrowing Base pursuant to Section 2.6(c) (as applicable) and, as a result, the Company elects by written notice to the Administrative Agent to replace such dissenting Lender pursuant to this Section 3.7, or (iii) the occurrence and during the continuation of default by a Lender with respect to funding its Commitment (such Lender, an “Affected Lender”), the Company may: (a) obtain a replacement bank or financial institution reasonably satisfactory to the Administrative Agent to acquire and assume all or a ratable part of all of such Affected Lender’s Loans and Commitment (a “Replacement Lender”); or (b) request one more of the other Lenders to acquire and assume all or part of such Affected Lender’s Loans and Commitment, but none of the Lenders shall have any obligation to do so. Any such designation of a Replacement Lender under clause (a) shall be subject to the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.

3.8 Survival. The agreements and obligations of the Company in this Article III shall survive the payment of all other Obligations.

ARTICLE IV

SECURITY

4.1 The Security. The Obligations will be secured by the Security Documents. Certain of the Security Documents are amendments and restatements of the Security Instruments (as defined in the Existing Company Credit Agreement), and as such, are granted by the Company, or the Guarantors, as applicable, in assumption, renewal, extension, amendment and restatement of such prior Liens and security interests securing the Existing Company Credit Agreement and are entitled to the priority and perfection relating back to the date originally granted and assigned to the greatest extent possible. Each of the Company and the Guarantors hereby adopts, assumes, ratifies, and reaffirms such prior Liens and security interests and confirms that such Liens and security interests secure the Obligations, which includes in part an assignment and continuation of the original “Obligations” described in the Existing Company Credit Agreement.

4.2 Agreement to Deliver Security Documents. The Company shall, and shall cause the Guarantors to, deliver, to further secure the Obligations whenever requested by the Administrative Agent in its sole and absolute discretion, deeds of trust, mortgages, chattel mortgages, security agreements, pledge agreements, financing statements and other Security Documents in form and substance satisfactory to the Administrative Agent for the purpose of granting, confirming, and perfecting first and prior Liens or security interests in the Collateral. The Company shall deliver and shall cause the Guarantors to deliver whenever reasonably requested by the Administrative Agent, title opinions or other evidence of title reasonably satisfactory to the Administrative Agent with respect to the Mortgaged Properties designated by the Administrative Agent, based upon abstract or record examinations reasonably acceptable to the Administrative Agent and (a) evidencing that the Company or a Guarantor , as applicable, has good and indefeasible title to the Mortgaged Properties, free and clear of all Liens except Permitted Liens, (b) confirming that such Mortgaged Properties are subject to Security Documents securing the Obligations that constitute and create legal, valid and duly perfected first priority deed of trust or mortgage Liens in such Mortgaged Properties and interests, and assignments of and security interests in the Oil and Gas attributable to such Mortgaged Properties comprised of Oil and Gas Properties and interests and the proceeds thereof, in each case subject only to Permitted Liens, and (c) covering such other matters as the Administrative Agent may reasonably request.

4.3 Perfection and Protection of Security Interests and Liens. The Company shall, and shall cause the Guarantors to, from time to time deliver to the Administrative Agent any financing statements, amendment, assignment and continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by the Company or a Guarantor, as applicable, in form and substance reasonably satisfactory to the Administrative Agent, which the Administrative Agent reasonably requests for the purpose of perfecting, confirming, or protecting any Liens or other rights in Collateral securing any Obligations.

4.4 Offset. To secure the repayment of the Obligations, the Company hereby grants the Administrative Agent and each Lender a security interest, a Lien, and a right of offset, each of which shall be in addition to all other interests, Liens, and rights of the Administrative Agent and the Lenders at common law, under the Loan Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other Property (and the proceeds therefrom) of the Company now or hereafter held or received by or in transit to the Administrative Agent or any Lender from or for the account of the Company, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of the Company with the Administrative Agent or any Lender, and (c) any other credits and claims of the Company at any time existing against the Administrative Agent or any Lender, including claims under certificates of deposit. Each Lender agrees to notify the Company and the Administrative Agent promptly after any such offset and application made by such Lender. During the existence of any Event of Default, the Administrative Agent or any Lender is hereby authorized to foreclose upon, offset, appropriate, and apply, at any time and from time to time, without notice to the Company, any and all items hereinabove referred to against the Obligations then due and payable.

4.5 Guaranty.

(a) Each Original Guarantor has executed and delivered to the Administrative Agent, and each Subsidiary of the Company created, acquired or coming into existence after the date hereof that is required under Section 7.12 to become a Guarantor (including OPEX) shall execute and deliver to the Administrative Agent, a Guaranty setting forth therein an absolute and unconditional guaranty of the timely repayment of, and the due and punctual performance of the Obligations of the Company hereunder. The Company will cause each such Subsidiary to deliver to the Administrative Agent, simultaneously with its delivery of such a Guaranty, written evidence reasonably satisfactory to the Administrative Agent and its counsel that such Subsidiary has taken all corporate, limited liability company or partnership action necessary to duly approve and authorize its execution, delivery and performance of such Guaranty and any Security Documents and other documents which it is required to execute.

(b) Guaranty Representations. To induce the Lenders, the Issuing Lender and the Administrative Agent to enter into this Agreement, the Company and each Guarantor represents and warrants to each such person, (i) in the case of the Original Guarantors, as of and after giving effect to the making of the Credit Extensions at the Effective Time, and (ii) in the case of OPEX after giving effect to the Output Acquisition and the making of the Credit Extensions at the Output Closing Time, as of the Output Closing Time:

(i) Benefit to Guarantors. The board of directors, manager or general partner, where applicable, of each Guarantor has determined that such Guarantor’s execution, delivery and performance of this Agreement may reasonably be expected to directly or indirectly benefit such Guarantor and is in the best interests of such Guarantor.

(ii) Reasonable Consideration for Guaranties. The direct or indirect value of the consideration received and to be received by such Guarantor in connection herewith is reasonably worth at least as much as the liability and obligations of each Guarantor hereunder and its Guaranty, and the incurrence of such liability and obligations in return for such consideration may reasonably be expected to benefit such Guarantor, directly or indirectly.

(iii) No Insolvencies. Neither the Company nor any Guarantor is “insolvent” (that is, the sum of such Person’s absolute and contingent liabilities, including the Obligations, does not exceed the fair value of such Person’s assets, including any rights of contribution, reimbursement or indemnity). Each of the Company and each Guarantor has capital which is not unreasonably small for the businesses in which such Person is engaged and intends to be engaged. None of the Company nor any Guarantor has incurred (whether hereby or otherwise), nor does the Company or Guarantor intend to incur or believe that it will incur, liabilities which will be beyond its ability to pay as such liabilities mature.

4.6 Maximum Liability. If and to the extent required in order for the obligations of any Guarantor to be enforceable under applicable federal, state and other laws relating to the insolvency of debtors, the maximum liability of such Guarantor hereunder shall be limited to the greatest amount which can lawfully be guaranteed by such Guarantor under such laws, after giving effect to any rights of contribution, reimbursement and subrogation arising under the Guaranty.

4.7 Production Proceeds. Notwithstanding that, by the terms of the various Security Documents, the Company and the Guarantors are and will be assigning to the Administrative Agent all of the Net Proceeds of Production accruing to the Mortgaged Properties covered thereby, so long as no Event of Default has occurred and is continuing, the Administrative Agent, on behalf of the Lenders, grants each of the Company and the Guarantors a revocable license to continue to receive from the purchasers of production all such Net Proceeds of Production, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified. During the continuance of an Event of Default described under Sections 9.1(g) or (h), this license shall be automatically revoked, and during the continuance of any other Event of Default, this license shall be revocable in the sole discretion of the Administrative Agent, by notice to the Company, and the Administrative Agent may exercise all rights and remedies granted under the Security Documents, including the right to obtain possession of all Net Proceeds of Production then held by the Company and the Guarantors or to receive directly from the purchasers of production all other Net Proceeds of Production. In no case shall any failure, whether purposeful or inadvertent, by the Administrative Agent to collect directly any such Net Proceeds of Production constitute in any way a waiver, remission or release of any of its rights under the Security Documents, nor shall any release of any Net Proceeds of Production by the Administrative Agent to the Company and the Guarantors constitute a waiver, remission, or release of any other Net Proceeds of Production or of any rights of the Administrative Agent to collect other Net Proceeds of Production thereafter.

ARTICLE V

CONDITIONS PRECEDENT

5.1 Conditions of the Effective Date and Initial Credit Extensions. The effectiveness of this Agreement, and each Lender’s obligation to lend money and otherwise extend credit to the Company to refinance, renew and extend the Existing Revolving Credit Outstandings are subject to the condition that on or before April 2, 2007 the Administrative Agent shall have received (or shall substantially contemporaneously with the Initial Credit Extensions receive) all of the following, in form and substance satisfactory to the Administrative Agent (or, in the case of clauses (g), (i) or (r), the conditions specified therein shall have been satisfied):

(a) Credit Agreement and Related Documents. (i) The Guaranty FSB Assignment Documents duly executed and delivered by Guaranty Bank, FSB and (ii) this Agreement, the Notes, the Guaranty and the Security Documents, duly executed and delivered by each of the Company and the Original Guarantors (as applicable);

(b) Second Lien Loan Documents. Evidence that (i) each of the Second Lien Loan Documents has been duly executed and delivered by each of the parties thereto; (ii) the Company has received gross proceeds from the borrowing of the Second Lien Term Loans in an aggregate amount of cash of not less than $80,000,000; and (iii) the Intercreditor Agreement has been duly executed and delivered by each of the parties thereto other than the Administrative Agent;

(c) Resolutions; Incumbency; Organization Documents. (i) Resolutions of the board of directors of the Company and the sole director of each Original Guarantor authorizing the transactions contemplated hereby, certified as of the Effective Time by the Secretary or an Assistant Secretary of such Person; (ii) Certificates of the Secretary or an Assistant Secretary of the Company and the Secretary or an Assistant Secretary of each Original Guarantor certifying the names and true signatures of the officers of such Person authorized to execute, deliver and perform, as applicable, this Agreement, the Security Documents, the Guaranty, and all other Loan Documents to be delivered by it hereunder; and (iii) the Organization Documents of the Company and of each Original Guarantor as in effect on the Effective Time, certified by the Secretary or Assistant Secretary of the such Person as of the Effective Time;

(d) Good Standing. A good standing certificate for the Company and each Original Guarantor from its state of incorporation or formation, and evidencing its qualification to do business in (i) Texas for the Company and the Original Guarantors and (ii) in each other jurisdiction where its ownership, lease or operation of Properties or the conduct of its business requires such qualification, in each case as of a recent date;

(e) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses owed pursuant to the Existing Company Credit Agreement and under this Agreement, including the Fee Letter Agreement, in each case to the extent then due and payable at the Effective Time, including any such costs, fees and expenses arising under or referenced in Sections 2.8 and 11.4;

(f) [Intentionally omitted.]

(g) [Intentionally omitted.]

(h) [Intentionally omitted.]

(i) [Intentionally omitted.]

(j) Insurance Certificates. Insurance certificates in form and substance reasonably satisfactory to the Administrative Agent, from the Company’s insurance carriers reflecting the current insurance policies required under Section 7.6 including any necessary endorsements to reflect the Administrative Agent as loss payee for the ratable benefit of the Lenders, with the right to receive (absent a payment default) at least 30 days prior notice of cancellation of any such policy;

(k) Other Documents. Such other approvals, opinions, documents or materials as the Administrative Agent may reasonably request, including those in connection with the Output Acquisition;

(l) Opinions of Counsel. An opinion of Fulbright & Jaworski LLP covering such matters with respect to the Company and the Original Guarantors as the Administrative Agent may reasonably require dated as of the Effective Time;

(m) Output Acquisition. (i) Evidence that all conditions precedent under the Output Acquisition Agreement other than performance of the Company’s funding obligations under Section 2.4(c) thereof have been satisfied or waived by all parties thereto; and (ii) true and correct copies (in a form reasonably satisfactory to the Administrative Agent), certified as to authenticity by a Responsible Officer of the Company, of the Output Acquisition Documents;

(n) Reserve Reports. The Initial Reserve Report and the Output Reserve Report;

(o) Lien Searches. Evidence of the results of a recent lien search in each of the jurisdictions in which UCC financing statements or other filings or recordations should be made to evidence or perfect security interests in any assets of the Company, each Original Guarantor, or OPEX, and such search shall reveal no Liens on any of the Property of the Company, any Original Guarantor, Output or OPEX, except for Permitted Liens;

(p) [Intentionally omitted.]

(q) Filings, Registrations and Recordings. Each document (including, without limitation, any UCC financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a first priority perfected Lien on the Collateral described in any Security Document to which the Company or any Original Guarantor is (or, upon consummation of the Output Acquisition, to which OPEX will be) a party, prior and superior in right to any other Person (other than with respect to Permitted Liens (other than Liens described in Section 8.1(j)), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation;

(r) Approvals. All government and third party approvals (including any consents) necessary in connection with the Output Acquisition, the continuing operations of the Company and its Subsidiaries and the transactions contemplated by the Transaction Documents shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Output Acquisition or the financing contemplated hereby;

(s) Solvency. A certificate from a Responsible Officer of the Company certifying that, on a consolidated basis, the Company and its Subsidiaries (i) as of the Effective Time, are, and (ii) after giving effect to the transactions contemplated hereby, including the Output Acquisition, will be, Solvent; and

(t) Pledged Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes. The Administrative Agent shall have received the certificates representing the shares of Capital Stock of the Original Guarantors pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

5.2 Conditions to Closing the Output Acquisition. Each Lender’s commitment to lend money hereunder to the Company and the Issuing Lender’s obligation to issue Letters of Credit hereunder, in each case from and after (i) the Effective Time and (ii) the making of the initial Credit Extensions hereunder described in Section 5.1, are subject to the conditions that immediately after the consummation of the Output Acquisition, the Administrative Agent shall have received all of the following, in form and substance satisfactory to the Administrative Agent, and in sufficient copies for each Lender (or, in the case of clauses (h), (i) or (o), the conditions specified therein shall have been satisfied):

(a) Additional Loan Documents. (i) The Guaranty and the Security Agreement (or a joinder thereto), in each case in form and substance satisfactory to the Administrative Agent and duly executed and delivered by OPEX; and (ii) the Mortgages as to such Oil and Gas Properties as are required under Section 7.14(b), in each case in form and substance satisfactory to the Administrative Agent and duly executed, delivered and acknowledged by Merger Sub or OPEX (whichever is the owner thereof);

(b) Second Lien Loan Documents. Evidence that each of the Second Lien Loan Documents to which OPEX is or is required to be a party has been duly executed and delivered by each of the parties thereto;

(c) Resolutions; Incumbency; Organization Documents. (i) Resolutions of the manager of OPEX authorizing the transactions contemplated hereby, certified as of the Output Closing Time by the Secretary or an Assistant Secretary of such Person; (ii) Certificates of the Secretary or Assistant Secretary of OPEX certifying the names and true signatures of the officers of such Person authorized to execute, deliver and perform, as applicable, all Loan Documents to be delivered by it hereunder; and (iii) the Organization Documents of OPEX as in effect on the Output Closing Time, certified by the Secretary, Assistant Secretary or general partner of such Person of such Person as of the Output Closing Time;

(d) Good Standing. A good standing certificate for OPEX from its state of incorporation or formation, and evidencing its qualification to do business in each jurisdiction where its ownership, lease or operation of Properties or the conduct of its business requires such qualification, in each case as of a recent date;

(e) Existing Output Credit Agreements; Other Output Indebtedness. (i) A true and correct copy of a termination agreement or payoff letter, duly executed and delivered by the agent or other duly authorized representative of the lenders under the Existing Output Credit Agreements, stating that all amounts owed or owing in respect of the Existing Output Credit Agreements have been paid in full and otherwise satisfied, and that the Existing Output Credit Agreements, as well as all other agreements executed in connection therewith (including all Derivative Contracts secured thereunder), have been terminated, and releases of all Liens securing Output’s and OPEX’s obligations thereunder, and (ii) a true and correct copy of a termination agreement, duly executed by each other holder of any Indebtedness of Output for borrowed money, stating that all amounts owed or owing in respect of such Indebtedness have been paid in full and otherwise satisfied, and that all notes or other instruments evidencing such Indebtedness, as well as all other agreements executed in connection therewith, have been terminated, and releases of all Liens securing Output’s and OPEX’s obligations thereunder; all in form and substance reasonably satisfactory to the Administrative Agent;

(f) Certificate. A certificate signed by a Responsible Officer of OPEX, dated as of the Output Closing Time, stating that as to OPEX, the representations and warranties contained in Article VI and Section 4.5(b) are true and correct on and as of such date;

(g) Insurance Certificates. Insurance certificates in form and substance reasonably satisfactory to the Administrative Agent, from the insurance carriers with respect to each of Output and OPEX reflecting the current insurance policies required under Section 7.6 with respect to such Person, to the extent not previously delivered to the Administrative Agent, including any necessary endorsements to reflect the Administrative Agent as loss payee for the ratable benefit of the Lenders, with the right to receive (absent a payment default) at least 30 days prior notice of cancellation of any such policy;

(h) Other Documents. Such other approvals, opinions, documents or materials as the Administrative Agent may reasonably request;

(i) Opinions of Counsel. Opinions of (a) Fulbright & Jaworski LLP covering such matters with respect to OPEX as the Administrative Agent may reasonably require dated as of the Output Closing Time, (b) Gordon Arata McCollam Duplantis & Eagan LLP with respect to matters of Louisiana law in form and substance reasonably satisfactory to the Administrative Agent and (c) Conner & Winters with respect to matters of Oklahoma law in form and substance reasonably satisfactory to the Administrative Agent;

(j) Output Acquisition. Evidence of consummation of the Output Acquisition;

(k) Filings, Registrations and Recordings. Each document (including, without limitation, any UCC financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a first priority perfected Lien on the Collateral described in any Security Document to which OPEX is a party, prior and superior in right to any other Person (other than with respect to Permitted Liens (other than Liens described in Section 8.1(j)), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation; and

(l) Liquidity. A certificate from a Responsible Officer of the Company certifying that, on the date of the Output Acquisition, after giving effect to the transactions contemplated hereby, including the initial Credit Extensions described in Section 5.1 and consummation of the Output Acquisition, Liquidity shall equal at least $20,000,000.

5.3 Conditions to All Credit Extensions. The obligation of each Lender to make any Loan, and of the obligation of the Issuing Lender to issue any Letters of Credit, in each case from and after the Effective Time, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

(a) Notice. The Administrative Agent shall have received a Notice of Borrowing;

(b) Continuation of Representations and Warranties. The representations and warranties in Article VI shall be true and correct in all material respects on and as of such Borrowing Date with the same effect as if made on and as of such Borrowing Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

(c) No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing or Issuance;

(d) No Event or Condition of Material Adverse Effect. No event or condition having a Material Adverse Effect shall have occurred since December 31, 2006, or if applicable the date of the most recent annual audited consolidated financial statements of the Company delivered to the Administrative Agent pursuant to Section 7.1(a); and

(e) Mortgaged Properties. The Administrative Agent shall be satisfied that the Loan Parties have granted to it, at such time, first priority perfected Liens on Oil and Gas Properties that are Mortgaged Properties, subject only to Permitted Liens, sufficient to cause the Mortgaged Properties to include eighty-five percent (85%) of the Net Present Value of the Proved Reserves and at least ninety percent (90%) of the Net Present Value of the Proved Developed Producing Reserves.

Each Notice of Borrowing submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date, as applicable, that the conditions in Section 5.3 are satisfied.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

To induce the Lenders, the Issuing Lender and the Administrative Agent to enter into this Agreement, the Company and each Guarantor represents and warrants to each such Person:

6.1 Organization, Existence and Power. Each of the Company and its Subsidiaries: (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; (b) has (i) the power and authority and (ii) all material governmental licenses, authorizations, consents and approvals, in each case, to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Transaction Documents; (c) is duly qualified as a foreign corporation, limited partnership or limited liability company and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and (d) is in compliance in all material respects with all Requirements of Law, except, in the case of clauses (b)(ii), (c) and (d), where failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.2 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company and the Guarantors of this Agreement and each other Transaction Document to which such Person is a party have been duly authorized by all necessary organizational action, and do not and will not: (a) contravene the terms of any of that Person’s Organization Documents; (b) contravene the Second Lien Term Loan Agreement; (c) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party that would be prior to the Liens granted to the Administrative Agent for the benefit of the Lenders, except to the extent such breach or contravention (but not creation of Liens) would not reasonably be expected to have a Material Adverse Effect, or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or (d) violate in any material respect any Requirement of Law.

6.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary in connection with the execution, delivery or performance by, or enforcement against, the Company or any of the Guarantors of this Agreement or any other Transaction Document to which it is a party, except for the filing of a Certificate of Merger with the Secretary of State of the State of Delaware with respect to the Output Acquisition, filings necessary to obtain and maintain perfection of Liens, routine filings related to the Company and the operation of its business, such filings as may be necessary in connection with the Lenders’ exercise of remedies hereunder and such other approvals, consents, exemptions, authorizations, actions or filings, the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

6.4 Binding Effect. This Agreement and each other Transaction Document to which the Company or any Guarantor is a party constitute the legal, valid and binding obligations of the Company and each Guarantor to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

6.5 Litigation. Unless specifically disclosed in Schedule 6.5 attached hereto, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company or its Subsidiaries or any of their respective Properties which (i) as of the Effective Date purport to affect or pertain to this Agreement or any other Transaction Document, or any of the transactions contemplated hereby or thereby; or (ii) would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Transaction Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

6.6 No Default. Neither the Company nor any Subsidiary is in default under or with respect to any other Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

6.7 ERISA Compliance. Except as specifically disclosed in Schedule 6.7:

(a) Each Plan of the Company is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan that is intended to be qualified under Code Section 401(a) is either (i) a prototype plan entitled to rely on the opinion letter issued by the IRS as to the qualified status of such plan under Section 401 of the Code to the extent provided in Revenue Procedure 2005-16, or (ii) the recipient of, or has made or will make timely application for, a determination letter from the IRS to the effect that such Plan is qualified, and the plans and trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code. To the knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of the Company, threatened claims, actions or lawsuits, or actions by any Governmental Authority, with respect to any Plan of the Company which has resulted or would reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any such Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan of the Company has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

6.8 Use of Proceeds; Margin Regulations. The proceeds of the Loans shall be used solely for the purposes set forth in and permitted by Section 7.13. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

6.9 Title to Properties. The Company and each Guarantor (a) have good and indefeasible title to the Mortgaged Properties subject to no Liens, except Permitted Liens, and, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (b) have good and indefeasible title to, or valid leasehold interests in, all other Property necessary in the ordinary conduct of their respective businesses.

6.10 Oil and Gas Reserves. The Company and each Guarantor is and will hereafter be, in all material respects, the owner of the Oil and Gas that it purports to own from time to time in and under its Oil and Gas Properties, together with the right to produce the same. The Oil and Gas Properties are not subject to any Lien other than as set forth in the financial statements referred to in Section 6.14, as disclosed in such financial statements to the Lenders in writing prior to the Effective Time and Permitted Liens. All Oil and Gas has been and will hereafter be produced, sold and delivered by the Company and the Guarantors in accordance in all material respects with all applicable laws and regulations of every Governmental Authority except such laws and regulations, the failure to comply with could not reasonably be expected to have a Material Adverse Effect; each of the Company and the Guarantors has complied in all material respects (from the time of acquisition by the Company or a Subsidiary) and will hereafter comply in all material respects with all material terms of each oil, gas and mineral lease comprising its Oil and Gas Properties; and all such oil, gas and mineral leases under which the Company or a Guarantor is a lessee or co-lessee have been and will hereafter be maintained in full force and effect; provided, however, that nothing in this Section 6.10 shall prevent the Company or any Guarantor from disposing of any Property in accordance with Section 8.2. To the knowledge of the Company and the Guarantors, all of the Hydrocarbon Interests comprising its Oil and Gas Properties are and will hereafter be enforceable in all material respects in accordance with their terms, except as such may be modified by applicable bankruptcy law or an order of a court in equity and except to the extent the failure to be enforceable could not reasonably be expected to have a Material Adverse Effect.

6.11 Reserve Report. The Company has heretofore delivered to the Administrative Agent a true and complete copy of (i) a report dated effective as of December 31, 2006, prepared by DeGolyer and MacNaughton and a report dated effective as of December 31, 2006 prepared by William M. Cobb & Associates, Inc. (collectively, the “Initial Reserve Report”) covering certain of the Company’s Oil and Gas Properties and (ii) a report dated effective as of October 1, 2006 prepared by the Company covering certain Oil and Gas Properties of Output and OPEX (the “Output Reserve Report”). To the knowledge of the Company, (w) the assumptions stated or used in the preparation of each Reserve Report are reasonable as of the date thereof, (x) all information furnished by the Company or any Guarantor to the Independent Engineer for use in the preparation of any Reserve Report was accurate in all material respects, (y) there has been no material adverse change in the amount of the estimated Proved Reserves shown in any Reserve Report since the date thereof, except for changes which have occurred as a result of production in the ordinary course of business, and (z) each Reserve Report does not, in any case, omit any material statement or information necessary to cause the same not to be materially misleading to the Lenders.

6.12 Gas Imbalances. Except as disclosed to the Administrative Agent in writing prior to the Effective Time, there are no gas imbalances, take or pay or other prepayments with respect to any of the Oil and Gas Properties in excess of $2,000,000 in the aggregate that would require the Company or any Guarantor to deliver Oil and Gas produced from any of the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

6.13 Taxes. The Company and its Subsidiaries have filed all federal Tax returns and reports required to be filed, and have paid all federal Taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. The Company and its Subsidiaries have filed all material state and other non-federal Tax returns and reports required to be filed, and have paid all state and other non-federal Taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets prior to delinquency thereof, except those (a) which are not overdue by more than 30 days or (b) which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. To the Company’s knowledge, there is no proposed Tax assessment against the Company or any Subsidiary that would, if made, reasonably be expected to have a Material Adverse Effect.

6.14 Financial Statements and Condition.

(a) The Company Audited Financial Statements and the Company’s unaudited consolidated financial statements for the nine months ended September 30, 2006 incorporated in the Company’s Form 10-Q filed with the SEC on November 9, 2006 (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries, as of the dates thereof and results of operations for the periods covered thereby (subject, in the case of the Company’s unaudited consolidated financial statements referred to above, to normal year-end audit adjustments and the absence of footnotes); and (iii) except as specifically disclosed in Schedule 6.14(a) or in the case of the Company and its Subsidiaries, in the Company Audited Financial Statements or the Company’s unaudited consolidated financial statements referred to above, the Company and its Subsidiaries do not have any material Indebtedness or other material liabilities, direct or contingent, as of the date hereof, including liabilities for Taxes, material commitments or Contingent Obligations.

(b) During the period from December 31, 2006 to and including the date hereof there has been no Disposition by the Company or any Subsidiaries of any material part of its business or Property, other than Dispositions permitted by Section 8.2(a), (b), (c), (d) or (e).

6.15 Environmental Matters. Each of the Company and its Subsidiaries is in compliance with all Environmental Laws and there exist no Environmental Claims on or with respect to its respective business, operations and Properties, except as specifically disclosed in Schedule 6.15 or such non-compliance with Environmental Laws, or Environmental Claims as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.16 Regulated Entities. None of the Company, the Guarantors, any Person controlling the Company, or any Guarantor, is an “investment company” within the meaning of the Investment Company Act of 1940. None of the Company, any Person controlling the Company or any Subsidiary, is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute or regulation limiting its ability to incur Indebtedness.

6.17 No Burdensome Restrictions. Except as set forth on Schedule 6.17, neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which would reasonably be expected to have a Material Adverse Effect.

6.18 Copyrights, Patents, Trademarks and Licenses, etc. The Company and each Subsidiary own or are licensed or otherwise have the right to use all of the material patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without material conflict with the rights of any other Person. To the knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person, except to the extent such infringement could not reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 6.5, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Company, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, would reasonably be expected to have a Material Adverse Effect.

6.19 Subsidiaries. As of the Effective Time and, after giving effect to the Output Acquisition as of the Output Closing Time, the Company has no Subsidiary other than those specifically disclosed in part (a) of Schedule 6.19 hereto and has no material equity investments in any other Person other than those specifically disclosed in part (b) of Schedule 6.19. The capitalization of each Subsidiary and the ownership of its Capital Stock is set forth on Schedule 6.19 hereto.

6.20 Insurance. The Properties of the Company and each Subsidiary are insured with financially sound and reputable insurance companies that are not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where the Company or such Subsidiary operates, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.21 Full Disclosure. None of the representations or warranties made by the Company or any Guarantor in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, written statement or certificate furnished by or on behalf of the Company or any Guarantor in connection with the Loan Documents, taken as whole, contains any untrue statement of a material fact known to the Company or omits any material fact known to the Company required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered.

6.22 Solvency. The Company and its Subsidiaries, taken as a whole are, and after giving effect to (a) the Output Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith, and (b) all rights of contribution of such Person against other Loan Parties under the Guaranty, at law, in equity or otherwise, will be and will continue to be, Solvent.

6.23 Labor Matters. Except to the extent such matters do not to constitute a Material Adverse Effect, (a) no actual or threatened strikes, labor disputes, slowdowns, walkouts, work stoppages, or other concerted interruptions of operations that involve any employees employed at any time in connection with the business activities or operations at the Property of the Company or any Subsidiary exist, (b) hours worked by and payment made to the employees of the Company have not been in violation of the Fair Labor Standards Act or any other applicable laws pertaining to labor matters, (c) all payments due from the Company or any Subsidiary for employee health and welfare insurance, including, without limitation, workers compensation insurance, have been paid or accrued as a liability on its books, and (d) the business activities and operations of the Company and each Subsidiary are in compliance with the Occupational Safety and Health Act and other applicable health and safety laws.

6.24 Midstream Contracts. As of the Effective Date, the Company’s and the Guarantors’ marketing, gathering, transportation, processing and treating facilities and equipment, together with the Midstream Contracts, and any other marketing, gathering, transportation, processing and treating contracts in effect among, inter alia, the Company, any Guarantor and any other Person, are, except as set forth on Schedule 6.24, sufficient to market, gather, transport, process or treat, as applicable, reasonably anticipated volumes of production of Oil and Gas from the Company’s and the Guarantors’ Oil and Gas Properties. Any such contracts with Affiliates are disclosed on Schedule 6.24 hereto.

6.25 Derivative Contracts. Neither the Company nor any Subsidiary is party to any Derivative Contract other than (a) as of the Effective Time, the Existing Derivative Contracts or (b) after the Effective Time, Derivative Contracts permitted by Section 8.10.

6.26 Exempt Subsidiaries; TTSI. Neither any Exempt Subsidiary nor TTSI owns any Hydrocarbon Interests with which Proved Reserves are associated.

6.27 [Intentionally Omitted.]

6.28 Output Acquisition Documents. Following the execution and delivery of the Output Acquisition Documents listed on Schedule 6.28, such documents will constitute all of the material agreements, instruments and undertakings with Output or its Affiliates to which the Company or any of its Subsidiaries is bound or by which such Person or any of its Property is bound or affected relating to the Output Acquisition (other than agreements, instruments or undertakings of Output and its Subsidiary existing prior to the completion of the Output Acquisition).

6.29 Security Documents.

(a) The Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and proceeds and products thereof. In the case of the Pledged Stock described in the Security Agreement, when any stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Security Agreement which may be perfected by filing a financing statement, when financing statements in appropriate form are filed in the offices specified on Schedule 6.29(a)-1 (which financing statements may be filed by the Administrative Agent) and such other filings as are specified on Schedule 3 to the Security Agreement have been completed (all of which filings may be filed by the Administrative Agent), the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds and products thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except Permitted Liens). Schedule 6.29(a)-2 lists each UCC financing statement that (i) names any Loan Party as debtor and (ii) will remain on file after the Effective Time or the Output Closing Time (as applicable). Schedule 6.29(a)-3 lists each UCC financing statement that (i) names any Loan Party as debtor and (ii) will be terminated on or prior to the Effective Time or the Output Closing Time (as applicable).

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on the Mortgaged Properties described therein and proceeds and products thereof; and when the Mortgages are filed in the offices specified on Schedule 6.29(b) (in the case of Mortgages to be executed and delivered on the Effective Date or the Output Closing Time (as applicable)) or in the recording office designated by the Company (in the case of any Mortgage to be executed and delivered pursuant to Section 7.14(b)), each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds and products thereof, as security for the Obligations, in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage).

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as the Issuing Lender or any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied:

7.1 Financial Statements. The Company and each Guarantor shall, and shall cause each of its Subsidiaries to deliver to the Administrative Agent who will deliver to each Lender:

(a) as soon as available, but not later than March 31, 2007 and not later than 90 days after the end of each fiscal year ending thereafter, a copy of the annual audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2006 and as at the end of such year ending thereafter, respectively, and the related consolidated statements of operations and retained earnings, comprehensive income and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year; the Company’s financial statements shall be accompanied by the unqualified opinion (or, if qualified, of a non-material nature (e.g. FASB changes of accounting principles) or nothing indicative of going concern or material misrepresentation nature) and a copy of the management letter of Akin, Doherty, Klein & Feuge P.C. or other independent public accounting firm acceptable to the Administrative Agent (the “Independent Auditor”), which report shall state that such consolidated financial statements present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries at the end of such periods and the results of their operations and their cash flows for the periods indicated in conformity with GAAP; and

(b) as soon as available, but not later than 60 days after the close of each of the first three Fiscal Quarters in any fiscal year, a copy of the unaudited consolidated balance sheet of the Company as of the end of such quarter and the related consolidated statements of operations and retained earnings, comprehensive income and cash flows for the period commencing on the first day and ending on the last day of such period, setting forth in each case in comprehensive form the figures for the comparable period in the previous fiscal year and certified by a Responsible Officer as fairly presenting in all material respects, in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes), the consolidated financial position of the Company and its Subsidiaries at the end of such periods and the results of their operations and their cash flows.

(c) Documents required to be delivered pursuant to Section 7.1(a) or Section 7.1(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet and (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, however, that (x) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 7.2(b) to the Administrative Agent.

(d) The Company hereby acknowledges that (i) the Administrative Agent will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”). The Company hereby agrees that (w) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Issuing Bank and the Lenders to treat such Company Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws; (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent shall be entitled to treat Company’s Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

7.2 Certificates; Other Production and Reserve Information. The Company shall furnish to the Administrative Agent and each Lender:

(a) as soon as available, but not later than 60 days after the close of each of the first three Fiscal Quarters in any fiscal year and not later than 90 days after the close of each Fiscal Year, a Quarterly Status Report in a form reasonably acceptable to the Lenders, as of the last day of the immediately preceding quarter;

(b) concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and (b), and the reports referred to in Section 7.2(a), a Compliance Certificate executed by a Responsible Officer;

(c) on or before (i) April 1 of each year during the term of this Agreement, a Reserve Report effective as of January 1 of such year prepared by DeGolyer and MacNaughton, William M. Cobb & Associates, Inc., Netherland Sewell & Associates, Inc., or other independent petroleum engineer acceptable to the Administrative Agent (the “Independent Engineer”) and (ii) October 1 of each year during the term of this Agreement, a Reserve Report effective as of July 1 of such year prepared by the Company in substantially the same form as the January 1 Reserve Report and certified by a Responsible Officer as true and correct in all material respects, in each case in form reasonably acceptable to the Administrative Agent;

(d) promptly upon the request of the Administrative Agent, at the request of any Lender, copies of all geological, engineering and related data contained in the Company’s files or readily accessible to the Company relating to its and the Guarantors’ Oil and Gas Properties as may reasonably be requested;

(e) [Intentionally omitted];

(f) promptly upon its completion in each fiscal year of the Company commencing with the 2007 fiscal year through and including the 2010 fiscal year, and not later than the date of delivery of the annual financial statements for the prior fiscal year, a copy of the annual budget of the Company and its Subsidiaries on a consolidated basis for such fiscal year, projecting total Oil and Gas revenue, total revenue, total operating costs and expenses, Consolidated Net Income, Consolidated Interest Expense, Consolidated EBITDAX and total capital expenditures, by fiscal quarter; it being understood that such projections are not to be viewed as facts, that actual results may vary and that such variances may be material;

(g) copies of all Derivative Contracts then in effect not later than January 1 and July 1 of each year beginning July 2, 2007; and

(h) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

7.3 Notices. The Company shall promptly notify the Administrative Agent and each Lender in writing:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or may reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) a material breach or non performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary or any allegation thereof; (ii) any material dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any material litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws; and

(c) of the formation or acquisition of any Subsidiary (other than Output or OPEX).

Each notice under this Section 7.3 shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and, in the case of notices delivered pursuant to Sections 7.3(a) or (b), stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under Section 7.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

7.4 Preservation of Company Existence, Etc. The Company and each Guarantor shall, and shall cause each of its respective Subsidiaries to:

(a) preserve and maintain in full force and effect its legal existence, and maintain its good standing under the laws of its state or jurisdiction of formation, except in a transaction permitted by Section 8.3 or where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

(c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non preservation of which would reasonably be expected to have a Material Adverse Effect.

7.5 Maintenance of Property. The Company and each Guarantor shall, and shall cause each of its respective Subsidiaries to, maintain and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and to use the standard of care typical in the industry in the operation and maintenance of its facilities, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 7.5 shall prevent the Company or any Guarantor from making any Disposition permitted by Section 8.2.

7.6 Insurance. The Company and each Guarantor shall, and shall cause each of its respective Subsidiaries to, maintain, with financially sound and reputable independent insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.7 Payment of Obligations. Unless being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary, the Company and each Guarantor shall, and shall cause each of its respective Subsidiaries to, pay and discharge prior to delinquency, all their respective obligations and liabilities, including: (a) all Tax liabilities, assessments and governmental charges or levies upon it or its Properties or assets; (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.8 Compliance with Laws. The Company and each Guarantor shall, and shall cause each of its respective Subsidiaries to, comply in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), including with respect to the transactions contemplated by the Output Acquisition, except (a) such as may be contested in good faith or as to which a bona fide dispute may exist or (b) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.9 Compliance with ERISA. The Company and each Guarantor shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan of the Company in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each such Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any such Plan subject to Section 412 of the Code.

7.10 Inspection of Property and Books and Records. The Company and each Guarantor shall, and shall cause each of its respective Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company and each Guarantor shall permit representatives and independent contractors of the Administrative Agent or any Lender to visit and inspect any of their respective Properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective managers, directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that, excluding any such visits and inspections during the continuance of an Event of Default, only the Administrative Agent, on behalf of the Lenders, may exercise the rights under this Section 7.10 and such exercise shall not occur more frequently than once per fiscal year; provided further, however, when an Event of Default exists the Administrative Agent or any Lender may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

7.11 Environmental Laws. The Company and each Guarantor shall, and shall cause each of its respective Subsidiaries to, conduct its respective operations and keep and maintain their respective Properties in compliance with all Environmental Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.12 New Subsidiary Guarantors. If, at any time after the Output Closing Time, there exists any Subsidiary that is not either a Guarantor or an Exempt Subsidiary, then the Company and each Guarantor shall, on the date any such Subsidiary is acquired or formed, (a) cause each such Subsidiary to execute and deliver a joinder to the Guaranty to the Administrative Agent, (b) pledge or cause to be pledged to the Administrative Agent for the benefit of the Lenders all of the outstanding Capital Stock thereof pursuant to a Security Document satisfactory to the Administrative Agent and (c) cause such Subsidiary to execute and deliver such Security Documents as may be required pursuant to Sections 4.2, 4.5(a) or 7.14(b). Upon the execution and delivery by any Subsidiary of a joinder to the Guaranty, such Subsidiary shall automatically and immediately, and without any further action on the part of any Person, (i) become a Guarantor for all purposes of this Agreement and (ii) be deemed to have made the representations and warranties, as applied to and including such new Subsidiary, set forth in this Agreement.

7.13 Use of Proceeds. The Company and each Guarantor shall, and shall cause each of its respective Subsidiaries to, use the proceeds of the Loans only for the following purposes: (i) at the Effective Time, to refinance, renew and extend the Existing Revolving Credit Outstandings (which the Company agrees to do); (ii) at the Output Closing Time, together with the $80,000,000 in proceeds of the Second Lien Term Loans, to fund the Company’s payment obligations under Section 2.4 of the Output Acquisition Agreement (other than fees and expenses described in (iii) below) in an aggregate amount not to exceed $96,000,000, subject to usual and customary adjustments for transactions of such nature; (iii) to pay fees and expenses incurred in connection with the Output Acquisition in an aggregate amount not to exceed $5,000,000; (iv) to fund the acquisition, exploration and development of Hydrocarbon Interests; and (v) for working capital and other general corporate purposes. The Company and each Guarantor shall, and shall cause each of its respective Subsidiaries to, use the Letters of Credit solely as support for obligations in the ordinary course of business, and for other purposes approved by the Administrative Agent.

7.14 Further Assurances.

(a) The Company and each Guarantor shall promptly (and in no event later than 20 days (or such late date as may be agreed by the Administrative Agent) after becoming aware of the need therefor) cure any defects in the creation and issuance of the Notes and the execution and delivery of this Agreement, the Security Documents or any other instruments referred to or mentioned herein or therein. The Company and the Guarantors shall, at the Company’s expense, promptly (and in no event later than 20 days (or such late date as may be agreed by the Administrative Agent) after becoming aware of the need therefor) do all acts and things, and execute and file or record, all instruments reasonably requested by the Administrative Agent, to establish, perfect, maintain and continue the perfected security interest of the Lenders in or the Lien of the Lenders on the Mortgaged Properties.

(b) The Company shall promptly (and in no event later than ten Business Days after the need arises) execute and cause its Subsidiaries that are Guarantors to execute such additional Security Documents in form and substance reasonably satisfactory to Administrative Agent, granting to Administrative Agent first priority perfected Liens on Oil and Gas Properties (subject only to Permitted Liens) that are not then part of the Mortgaged Properties, sufficient to cause the Mortgaged Properties to include at all times eighty-five percent (85%) of the Net Present Value of the Proved Reserves and at least ninety percent (90%) of the Net Present Value of the Proved Developed Producing Reserves, in each case as set forth in the most recent Reserve Report. In addition, the Company and each Guarantor shall furnish to the Administrative Agent title due diligence in form satisfactory to the Administrative Agent and will furnish all other documents and information relating to such Mortgaged Properties as the Administrative Agent may reasonably request. The Company shall pay the reasonable out-of-pocket costs and expenses of all filings and recordings and all searches reasonably deemed necessary by the Administrative Agent to establish and determine the validity and the priority of the Liens created or intended to be created by the Security Documents; and the Company and each Guarantor shall satisfy all other claims and charges which in the reasonable opinion of the Administrative Agent might prejudice, impair or otherwise affect any of the Mortgaged Properties or the Lenders’ Lien thereon.

(c) With respect to any Collateral (whether tangible or intangible, but excluding titled vehicles or other Collateral with respect to which a security interest cannot be perfected by the filing of a financing statement under the UCC) acquired after the Effective Date by the Company or any Guarantor as to which the Administrative Agent, for the benefit of the Secured Parties, does not otherwise have a first priority perfected Lien, promptly (and in no event later than 20 days (or such later date as may be agreed by the Administrative Agent) after becoming aware of the need therefor) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Collateral, subject only to Permitted Liens, including without limitation, the filing of UCC financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent; provided, however, notwithstanding the foregoing, Property will be excluded from the Collateral in circumstances where the Administrative Agent and the Company agree that the cost of obtaining a security interest in such Property is excessive in relation to the value afforded thereby, or if the granting of a security interest in such Property would be prohibited by contract (other than any non-assignment of payment intangibles provision that is unenforceable under the UCC) or any applicable Requirement of Law.

7.15 Output Acquisition. The Company shall cause the Output Acquisition to be consummated substantially on the terms described in the Output Acquisition Agreement.

ARTICLE VIII

NEGATIVE COVENANTS

So long as the Issuing Lender or any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied:

8.1 Limitation on Liens. The Company and each Guarantor shall not, and shall not permit any of its respective Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following:

(a) any Lien on Property of the Company or any Subsidiary as set forth in Schedule 8.1 (including Liens securing the Indebtedness of the Company under the Existing Company Credit Agreement) and any modifications, replacements, renewals or extensions thereof; provided, however, that (i) the Lien does not extend to any additional Property other than (A) after-acquired Property that is affixed or incorporated into the Property covered by such Lien or financed by Indebtedness permitted under Section 8.5, and (B) proceeds and products thereof and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is permitted by Section 8.5;

(b) any Lien created under any Loan Document;

(c) Liens for Taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non payment thereof is permitted by Section 7.7;

(d) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business (whether by law or by contract) which (i) are not delinquent, (ii) remain payable without penalty, (iii) are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto or (iv) the failure of which to pay could not reasonably be expected to have a Material Adverse Effect;

(e) Liens consisting of (i) pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation; (ii) pledges and deposits in the ordinary course of business not exceeding $500,000 in the aggregate securing insurance premiums or reimbursement obligations under insurance policies, in each case payable to insurance carriers that provide insurance to the Company or any of its Subsidiaries; or (iii) obligations in respect of letters of credit or bank guarantees that have been posted by the Company or any of its Subsidiaries to support the payments of the items set forth in clauses (i) and (ii) of this Section 8.1;

(f) easements, rights of way, restrictions, defects or other exceptions to title and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not material in amount, are not incurred to secure Indebtedness, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the businesses of the Company, the Guarantors and their respective Subsidiaries;

(g) Liens on the Property of the Company, any Guarantor or any Subsidiary of such Person securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (ii) Contingent Obligations on surety, performance and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business;

(h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution or under any deposit account agreement entered into in the ordinary course of business; provided, however, that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company, (ii) the Company (or applicable Subsidiary) maintains (subject to such right of set off) dominion and control over such account(s), and (iii) such deposit account is not intended by the Company, any Guarantor or any Subsidiary to provide cash collateral to the depository institution;

(i) Oil and Gas Liens to secure obligations which are not delinquent and which do not in any case materially detract from the value of the Oil and Gas Property subject thereto;

(j) Liens on the Collateral securing Second Lien Obligations; provided, however, that such Liens are second and junior in priority to the Liens securing the Obligations pursuant to the Intercreditor Agreement;

(k) Liens on Property of Exempt Subsidiaries securing Non-Recourse Debt permitted to be incurred under Section 8.5(d);

(l) Liens securing judgments for the payment of money not constituting an Event of Default;

(m) Liens securing purchase money Indebtedness and Capitalized Leases permitted hereunder; provided, however, that such Liens do not at any time encumber any Property other than the Property (including after-acquired Property) financed by such Indebtedness and the proceeds and the products thereof and accessions thereto; and provided further, however, that individual financings of assets provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(n)  (i) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of the Company or any of its Subsidiaries or (B) secure any Indebtedness for borrowed money or (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any of its Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(o) Liens (i) in favor of the seller of any Property to be acquired in an investment permitted pursuant to Sections 8.4 to be applied against the purchase price for such investment, (ii) consisting of an agreement to Dispose of any Property in a Disposition permitted under Section 8.2, in each case, solely to the extent such investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien and (iii) earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(p) Liens existing on the Property of any Person that becomes a Subsidiary, in each case after the date hereof (other than Liens on the Capital Stock of any Person that becomes a Subsidiary) and any modifications, replacements, renewals or extensions thereof; provided, however, that (i) such Lien does not extend to or cover any other Property (other than the proceeds or products thereof and after-acquired Property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any Property to which such requirement would not have applied but for such acquisition), and (ii) the Indebtedness secured thereby (or, as applicable, any modifications, replacements, renewals or extensions thereof) is permitted under Section 8.5;

(q) Liens arising from precautionary UCC financing statement filings regarding leases entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business not prohibited by this Agreement;

(s) Permitted Encumbrances (as defined in the Mortgages);

(t) Liens in favor of the Company securing investments permitted under Section 8.4(i); or

(u) other Liens securing Indebtedness or other obligations (other than Indebtedness or other obligations under the Second Lien Term Loan Agreement) outstanding in an aggregate principal amount not to exceed the lesser of: (i) the difference between $10,000,000 minus the aggregate principal amount then outstanding of all Indebtedness secured by Liens permitted under Sections 8.1(m) and (p) and (ii) $5,000,000.

8.2 Disposition of Assets. The Company and each Guarantor shall not, and shall not permit any of its respective Subsidiaries that are Guarantors to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) (collectively, “Dispositions”) any Property (including accounts and notes receivable, with or without recourse), except:

(a) Dispositions permitted under Sections 8.3, 8.4, or 8.9 and Liens permitted by Section 8.1;

(b) Dispositions of inventory (including produced Oil and Gas) in the ordinary course of business;

(c) Dispositions among the Company and wholly-owned Subsidiaries that are Guarantors;

(d) obsolete, used, worn out or surplus equipment in the ordinary course of business;

(e) Dispositions of accounts and notes receivable in the ordinary course of business consistent with past practices;

(f) Dispositions of interests in Oil and Gas Properties, or portions thereof, that are sold for fair cash consideration (considering any net production proceeds from the effective date of any such Disposition to the closing thereof that are credited against the purchase price payable at such closing as Net Cash Proceeds received by the Company or such Guarantor); provided, however, that the aggregate sales prices (as of the effective date of each particular Disposition) for Dispositions made pursuant to this Section 8.2(f) during any Borrowing Base Period shall not exceed 10% of the Borrowing Base; provided further, however, that any such Dispositions in any Borrowing Base Period which result in the receipt on a cumulative basis in such period of Net Cash Proceeds in excess of 5% of the Borrowing Base (considering any net production proceeds from the effective date of any Disposition to the closing thereof that are credited against the purchase price payable at such closing as Net Cash Proceeds received by the Company or such Guarantor) shall immediately and automatically, and without the need for further act or evidence, reduce the Borrowing Base on a dollar-for-dollar basis (based on the amount attributable by the Administrative Agent to the sold Oil and Gas Properties in the most recent Borrowing Base determination under Section 2.6) and any resulting Deficiency shall be immediately cured by the Company pursuant to Section 2.6(f)(ii);

(g) the abandonment of any well or forfeiture, surrender or release by the Company or any Guarantor of any lease in the ordinary course of business which is not materially disadvantageous in any way to the Lenders and which, in the Company’s or such Guarantor’s opinion, is in the best interest of the Company or such Guarantor;

(h) Dispositions of Property other than Hydrocarbon Interests to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement Property;

(i) Dispositions of Cash Equivalents;

(j) farm-out agreements or participation agreements, or leases, subleases, licenses or sublicenses of Property (including real Property and intellectual Property but excluding Oil and Gas Properties with which Proved Reserves are associated) in the ordinary course of business and which do not materially interfere with the business of the Company and its Subsidiaries;

(k) transfers of Property subject to Recovery Events upon receipt of the Net Cash Proceeds of such Recovery Event; or

(l) other Dispositions of Property by the Company and the Guarantors (other than Oil and Gas Properties); provided, however, that (i) at the time of such Disposition, no Event of Default shall exist or would result from such Disposition, (ii) the aggregate book value of all Property Disposed of in reliance on this Section 8.2(l) shall not exceed $2,500,000 and (iii) the sale price for such Property (if in excess of $250,000) shall be paid to the Company or such Guarantor for not less than 75% cash or Cash Equivalent consideration.

8.3 Consolidations and Mergers. The Company and each Guarantor shall not, directly or indirectly, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

(a) any Guarantor may merge with the Company or another Guarantor; provided, however, that the Company shall be the continuing or surviving Person in the case of a merger involving the Company;

(b) any Subsidiary that is not a Guarantor may merge with the Company or a Guarantor; provided, however, that the Company or such Guarantor shall be the continuing or surviving Person;

(c) the Company and its Subsidiaries may consummate the Output Acquisition;

(d) a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 8.2; or

(e) the Company or any Guarantor may complete Corporate Acquisitions permitted under Section 8.4.

8.4 Loans and Investments. The Company and each Guarantor shall not, directly or indirectly, purchase or acquire, or make any commitment therefor, any Capital Stock or any obligations or other securities of, or any interest in, any Person, or make any Corporate Acquisitions, or make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person, including any Affiliate of the Company, except for:

(a) investments in Cash Equivalents;

(b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(c) investments in Guarantors that are directly or indirectly wholly-owned Subsidiaries of the Company;

(d) investments in Derivative Contracts permitted under Section 8.10;

(e) investments resulting from transactions specifically permitted under Section 8.3;

(f) investments with third parties that are (i) customary in the oil and gas business, (ii) made in the ordinary course of the Company’s business, and (iii) made in the form of or pursuant to purchase agreements, operating agreements, processing agreements, farm-in agreements, farm-out agreements, joint venture agreements, development agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts and other similar agreements, that do not, in any case, (x) constitute an investment in any state law partnership or other Person (that is not a Guarantor) or (y) involve the Disposition of any Mortgaged Property covering Proved Reserves not otherwise permitted under the Loan Documents;

(g) advances by the Company to any of its employees (other than corporate officers) in the ordinary course of business which do not exceed $250,000 at any time outstanding in the aggregate to all such employees;

(h) acquisitions of Hydrocarbon Interests and related assets in the ordinary course of business;

(i) (i) with respect to loans or advances by the Company to Exempt Subsidiaries existing at the Effective Date, the conversion of such loans or advances to Capital Stock of the debtor Exempt Subsidiary, or the contribution thereof to the capital of such Exempt Subsidiary and (ii) in addition to the investments permitted by the foregoing clause (i), provided that there shall not have occurred and be continuing an Event of Default hereunder, and no Event of Default would result therefrom, after the Effective Date, the making by the Company or a Guarantor of (A) direct loans and advances to Exempt Subsidiaries to support working capital needs not to exceed an aggregate balance of $1,000,000 at any time outstanding and (B) other investments in Exempt Subsidiaries not to exceed an aggregate amount of $1,000,000 on a cumulative basis;

(j) (i) the Output Acquisition and (ii) provided that there shall not have occurred and be continuing an Event of Default hereunder, and no Event of Default would result therefrom (and subject to compliance with Section 7.12, where applicable), other Corporate Acquisitions by the Company of Persons substantially all of the Property of which is comprised of domestic Proved Reserves, including Hydrocarbon Interests in the federal Outer Continental Shelf or associated gathering, processing, or pipeline assets;

(k) investments consisting of Liens, Dispositions, fundamental changes, Indebtedness, and Restricted Payments permitted by Sections 8.1, 8.2, 8.3, 8.5 and 8.9, respectively;

(l) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 8.2 (other than Sections 8.2(f) or (k));

(m) investments in the ordinary course of business consisting of endorsements for collection or deposit;

(n) investments (including debt obligations and Capital Stock) received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or other disputes with, such Persons arising in the ordinary course of business; or

(o) guarantees by the Company or any Subsidiary of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business.

8.5 Limitation on Indebtedness. The Company and each Guarantor shall not, and shall not permit any of its respective Subsidiaries to, directly or indirectly, create, incur, assume, suffer to exist, or otherwise become or remain liable with respect to, any Indebtedness, except (collectively, “Permitted Indebtedness”):

(a) Indebtedness incurred pursuant to this Agreement;

(b) Indebtedness incurred pursuant to the Second Lien Term Loan Agreement in an aggregate principal amount not to exceed $80,000,000;

(c) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 8.8;

(d) Non-Recourse Debt not to exceed $20,000,000 in an aggregate principal amount at any time outstanding;

(e) Indebtedness consisting of gas imbalances or obligations in respect of take or pay or other prepayments not exceeding the amount specified in Section 6.12;

(f) Indebtedness in respect of Derivative Contracts permitted under Section 8.10;

(g) guarantees by the Company and the Guarantors in respect of Indebtedness of the Company and such Guarantors otherwise permitted hereunder; provided, however, that if the Indebtedness being guaranteed is subordinated to the Obligations, such guarantee shall be subordinated to the guarantee of the Obligations;

(h) Indebtedness of (i) of any Loan Party owing to any other Loan Party, or (ii) any Subsidiary that is not a Loan Party owing to (A) any Subsidiary that is not a Loan Party or (B) a Loan Party in respect of an investment permitted under Section 8.4(i);

(i) Indebtedness (other than for borrowed money, purchase money Indebtedness or obligations with respect to Capital Leases) subject to Liens permitted under Section 8.1;

(j) Capital Leases and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond, and similar financings) to finance the purchase, repair or improvement of fixed or capital assets and any Permitted Refinancing thereof; provided, however, that the aggregate amount of all Indebtedness at any one time outstanding described in Sections 8.5(j), (l), (m) and (n) shall not exceed $10,000,000;

(k) Indebtedness incurred by the Company or its Subsidiaries in a Disposition under agreements providing for indemnification, the adjustment of the purchase price or similar adjustments;

(l) Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts; provided, however, that the aggregate amount of all Indebtedness at any one time outstanding described in Sections 8.5(j), (l), (m) and (n) shall not exceed $10,000,000;

(m) Indebtedness consisting of the financing of insurance premiums; provided, however, that the aggregate amount of all Indebtedness at any one time outstanding described in Sections 8.5(j), (l), (m) and (n) shall not exceed $10,000,000; or

(n) in addition to the Indebtedness otherwise permitted under this Section 8.5, Indebtedness described in the definition thereof of the Loan Parties not to exceed at any time outstanding, together with Indebtedness outstanding at such time described in Sections 8.5(j), (l) or (m), $10,000,000 in aggregate principal amount.

8.6 Transactions with Affiliates. Except as set forth on Schedule 8.6, the Company and each Guarantor shall not, and shall not permit any of its respective Subsidiaries to, directly or indirectly, enter into any transaction with or make any payment or transfer to any Affiliate of the Company or its stockholders, except transactions (a) among the Loan Parties, (b) in the ordinary course of business and upon fair and reasonable terms no less favorable to the Company, such Guarantor or such Subsidiary than would obtain in a comparable arm’s length transaction with a Person not an Affiliate of the Company, such Guarantor or such Subsidiary, (c) customary fees payable to any directors of the Company and reimbursement of reasonable out of pocket costs of the directors of the Company, (d) employment and severance arrangements between the Company or its Subsidiaries and their respective officers, consultants and employees in the ordinary course of business, (e) the payment of customary fees and indemnities to directors, officers and employees of the Company and the Subsidiaries in the ordinary course of business or (f) to the extent permitted under Sections 8.4, 8.5 and 8.9.

8.7 Margin Stock. The Company and each Guarantor shall not, and shall not permit any of its respective Subsidiaries to, directly or indirectly, suffer or permit any Subsidiary to, use any portion of the proceeds of the Loans to (i) purchase or carry Margin Stock, (ii) repay or otherwise refinance Indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) acquire any security in any transaction that is subject to Section 13 or 15(d) of the Exchange Act.

8.8 Contingent Obligations. The Company and each Guarantor shall not, and shall not permit any of its respective Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Contingent Obligations except:

(a) endorsements for collection or deposit in the ordinary course of business;

(b) Derivative Contracts permitted under Section 8.10 hereof;

(c) obligations under plugging bonds, performance bonds and fidelity bonds issued for the account of the Company or its Subsidiaries, obligations to indemnify or make whole any surety and similar agreements incurred in the ordinary course of business;

(d) this Agreement and each Guaranty;

(e) Guaranty Obligations permitted under Section 8.5 or obligations in respect of letters of credit or bank guarantees permitted under Section 8.1(e);

(f) Contingent Obligations consisting of gas imbalances or obligations in respect of take or pay or other prepayments not to exceed the amount specified in Section 6.12; or

(g) guarantees of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business.

8.9 Restricted Payments. The Company and each Guarantor shall not, directly or indirectly, (a) purchase, redeem or otherwise acquire for value any Capital Stock, now or hereafter outstanding from its members, partners or stockholders (other than from its members, partners or stockholders that are Loan Parties; provided, however, that (i) to the extent constituting Restricted Payments, the Company and the Guarantors may enter into transactions expressly permitted by Section 8.3; (ii) the Company may effect repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represent a portion of the exercise price of such options or warrants; (iii) the Company may make repurchases of Capital Stock necessary to enable the Company to pay federal withholding Taxes incurred by an employee upon the vesting of restricted Capital Stock granted to such employee in connection with a stock incentive plan; or (iv) the Company and any of the Guarantors may pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock of the Company held by any future, present or former director, officer, member of management employee or consultant of the Company or any of its Subsidiaries (or the estate, family members, spouse or former spouse of any of the foregoing); provided, however, that the aggregate amount of Restricted Payments made under this clause (iv) does not exceed in any calendar year $250,000 (with unused amounts in any calendar year being carried over to the two succeeding calendar years); (b) declare or pay any distribution, dividend or return capital to its members, partners or stockholders (other than to its members, partners or stockholders that are Loan Parties), or make any distribution of cash or Property to its members, partners or stockholders (other than members, partners or stockholders that are Loan Parties; provided, however, that (i) the Company may declare and make dividend payments or other distributions payable solely in the Capital Stock (other than Disqualified Capital Stock) of the Company; (ii) the Company may make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; or (iii) in addition to the foregoing Restricted Payments, the Company may make additional Restricted Payments to holders of any Qualifying Preferred Stock in an aggregate annual amount not to exceed $7,000,000; or (c) make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Indebtedness outstanding under or in respect of any Second Lien Loan Document (collectively “Restricted Payments”); provided, however, that the Company may (i) make regularly scheduled payments of interest in respect of the Second Lien Term Loans in accordance with the terms of the Second Lien Term Loan Agreement and the Intercreditor Agreement, but only to the extent required by the Second Lien Term Loan Agreement; and (ii) make optional prepayments in respect of the Second Lien Term Loans; provided further, however, that, in the case of optional prepayments with respect to the Second Lien Term Loans, (A) no Default has occurred and is continuing, (B) no such prepayment shall cause a Default, and (C) at the time any such optional prepayment is made by the Company, and giving pro forma effect to such payment, the Utilization Percentage does not exceed 75%.

8.10 Derivative Contracts.

(a) The Company and each Guarantor shall not, directly or indirectly, enter into or in any manner be liable on any Derivative Contract except:

(i) Derivative Contracts entered into with the purpose and effect of fixing prices on oil or gas expected to be produced by such Person; provided, however, that at all times (i) no such contract shall be for speculative purposes; (ii) as of any date (the “Calculation Date”) no such contract, when aggregated with all Derivative Contracts permitted under this Section 8.10(a)(i), but excluding Derivative Contracts described in clause (v) of this Section 8.10(a)(i), shall cover a notional volume in excess of the Applicable Percentage of the total Projected Oil and Gas Production to be produced in any month from the Proved Developed Producing Reserves reflected in the most recent Reserve Report; (iii) each such contract (excluding Derivative Contracts offered by a national commodity exchange) shall be with the Administrative Agent, or any of the Lenders (or Affiliate of a Lender), the Second Lien Credit Agent or any Second Lien Credit Lender (or Affiliate of a Second Lien Credit Lender), or with a counterparty or have a Guarantor of the obligation of the counterparty which, at the time the contract is made, has long-term obligations rated BBB+ or Baa1 or better, respectively, by S&P or Moody’s; (iv) no such contract requires the Company to put up money, Property, letters of credit or other security against the event of its non-performance prior to actual default by the Company in performing its obligations thereunder, except Liens in favor of the Administrative Agent for the benefit of the Lenders under the Security Documents or the Liens securing Obligations (as defined in the Second Lien Term Loan Agreement); and (v) with respect to Derivative Contracts under which the Company’s or a Guarantor’s only interest is a “put” right or which is a commodity price hedge by means of a price “floor” (A) there exists no deferred obligation to pay the related premium or other purchase price and (B) all such contracts are with Qualifying Derivative Contract Counterparties.

(ii) The Existing Derivative Contracts; provided, however, that no Existing Derivative Contract may be amended, restated, supplemented or otherwise modified or extended without the prior written consent of the Administrative Agent unless such modified Derivative Contract satisfies the requirements set forth in clause (i) or clause (ii) of this Section 8.10(a); or

(iii) Derivative Contracts entered into with the purpose and effect of fixing interest rates on a principal amount of Indebtedness of the Company that is accruing interest at a variable rate; provided, however, that (i) no such contract shall be for speculative purposes; (ii) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding Indebtedness of the Company to be hedged by such contract; (iii) no such contract requires the Company to put up money, Property, letters of credit, or other security against the event of its non-performance prior to actual default by the Company in performing its obligations thereunder; (iv) the aggregate notional amount of the Derivative Contracts shall not exceed fifty percent (50%) of the Borrowing Base during any Borrowing Base Period; and (v) each such contract shall be with a Lender (or an Affiliate of a Lender) or with a counterparty or have a guarantor of the obligation of the counterparty who, at the time the contract is made, has long-term obligations rated BBB+ or Baa1 or better, respectively, by S&P or Moody’s.

(b) In the event the Company enters into a Derivative Contract with any Lender, the Contingent Obligation evidenced under such Derivative Contract shall not be applied against such Lender’s Commitment nor against the Effective Amount. The benefits of the Security Documents and of the provisions of the Loan Documents relating to the Collateral shall also extend to and be available on a pro rata basis to each Qualifying Derivative Contract Counterparty in respect to all Obligations with respect to the related Qualifying Derivative Contract.

8.11 Sale Leasebacks. The Company and each Guarantor shall not, and shall not permit any of its respective Subsidiaries to, directly or indirectly, become liable, directly or by way of any Guaranty Obligation, with respect to any lease of any Property (whether real, personal or mixed) whether now owned or hereafter acquired, (a) which the Company or such Guarantor or Subsidiary has sold or transferred or is to sell or transfer to any other Person or (b) which the Company or such Guarantor or Subsidiary intends to use for substantially the same purposes as any other Property which has been or is to be sold or transferred by the Company or such Guarantor or Subsidiary to any other Person in connection with such lease.

8.12 Consolidated Leverage Ratio. As of the last day of any Fiscal Quarter, the Company shall not permit the Consolidated Leverage Ratio to exceed 3.00 to 1.00.

8.13 Current Ratio. As of the last day of any Fiscal Quarter, the Company shall not permit the ratio of Current Assets to Current Liabilities to be less than 1.00 to 1.00; provided, however, that for purposes of such ratio, adjustments required by FAS 133 and 143 that affect the calculation of Current Assets or Current Liabilities shall be excluded from current assets and current liabilities, respectively.

8.14 Minimum Interest Coverage Ratio. The Company shall not permit the ratio of Consolidated EBITDAX for any period, commencing with the period ended June 30, 2007, to Consolidated Interest Expense for such period to be less than 2.50 to 1.00.

8.15 Minimum PV 10 to Consolidated Total Debt Ratio. So long as Indebtedness exists under the Second Lien Term Loan Agreement, the Company shall not permit the ratio of Net Present Value to Consolidated Total Debt at the end of any fiscal quarter to be less than 1.50 to 1.00.

8.16 Change in Business. The Company and each Guarantor shall not, and shall not permit any of its respective Subsidiaries to, directly or indirectly, engage in any business or activity other than the Principal Business and businesses ancillary or reasonably related thereto.

8.17 Accounting Changes. The Company and each Guarantor shall not, and shall not permit any of its respective Subsidiaries to, directly or indirectly, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any Guarantor or Subsidiary.

8.18 Certain Contracts; Amendments; Multiemployer ERISA Plans. Except for the restrictions expressly set forth in the Loan Documents and the Second Lien Loan Documents, the Company and each Guarantor shall not, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on the ability of any Guarantor to: (a) pay dividends or make other distributions to the Company or another Guarantor, (b) redeem its Capital Stock held by the Company or another Guarantor, (c) repay Indebtedness owing by it to the Company or another Guarantor, or (d) transfer any of its Property to the Company or another Guarantor. The Company and each Guarantor shall not, and shall not permit any ERISA Affiliate to, incur any obligation to contribute to any Multiemployer Plan.

8.19 Midstream Contracts. The Company and each Guarantor shall not, directly or indirectly;

(a) amend, supplement or otherwise modify any material term or condition (pursuant to a waiver granted by or to such Person or otherwise) or fail to enforce strictly the terms and conditions of the indemnities and rights furnished to the Company or any Guarantor pursuant to the Midstream Contracts, in each case, such that after giving effect thereto such terms, conditions, indemnities and rights shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto; or

(b) otherwise amend, supplement or otherwise modify or fail to enforce the terms and conditions of the Midstream Contracts except to the extent that any such amendment, supplement or modification or failure to enforce could not reasonably expected to have a Material Adverse Effect.

8.20 Second Lien Term Loan Agreement. The Company and each Guarantor shall not, directly or indirectly: (a) amend or modify any of the terms or provisions of the Second Lien Term Loan Agreement, except as permitted by Section 5.3(b) of the Intercreditor Agreement; (b) cause, or purport to cause, the Liens securing the Obligations to cease to be Permitted Liens as defined therein; or (c) grant any Lien for the benefit of the lenders thereunder, except to the extent permitted hereunder or required by the Intercreditor Agreement.

8.21 Limitation on Amendments to Output Acquisition Documents. The Company shall not, directly or indirectly:

(a) amend, supplement or otherwise modify any material term or condition (pursuant to a waiver granted by or to such Person or otherwise) or fail to enforce strictly the terms and conditions of the indemnities and rights furnished to the Company or any of its Subsidiaries pursuant to the Output Acquisition Documents such that after giving effect thereto such terms, conditions, indemnities or rights shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto; or

(b) otherwise amend, supplement or otherwise modify or fail to enforce the terms and conditions of the Output Acquisition Documents except to the extent that any such amendment, supplement or modification or failure to enforce could not reasonably be expected to have a Material Adverse Effect.

8.22 Forward Sales, Production Payments, Etc. The Company and each Guarantor shall not, directly or indirectly:

(a) enter into any forward sales transaction or agreement with respect to physical deliveries of Oil and Gas outside the ordinary course of business as conducted prior to the Effective Time; or

(b) sell or convey any production payment, term overriding interest, net profits interest or any similar interest (except for overriding royalty or net profits interests granted to employees or consultants of the Company in the ordinary course of business in connection with the generation of prospects or the development of Oil and Gas Properties).

8.23 Use of Proceeds. The Company and each Guarantor shall not, and shall not permit any of its respective Subsidiaries to, directly or indirectly, use or permit the use of all or any portion of the Loans or any Letters of Credit for any purpose other than those set forth in Section 7.13.

ARTICLE IX

EVENTS OF DEFAULT

9.1 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Principal Non Payment. The Company fails to pay, when and as required to be paid herein, any amount of scheduled principal payment of any Loan, including any mandatory prepayment under Section 2.6(f) of this Agreement;

(b) Interest and Expense Non-Payment. Any Loan Party fails to pay, when and as required to be paid herein, any interest due on any Interest Payment Date, any other payments for fees, expenses, or other amount payable hereunder or under any other Loan Document within three Business Days after the same becomes due and payable;

(c) Representation or Warranty. Any representation or warranty by the Company or any Guarantor made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any Guarantor or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made;

(d) Specific Defaults. Any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 7.13 or in Article VIII;

(e) Other Defaults. The Company or any Guarantor fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days, in all other cases after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such default and (ii) the date upon which written notice thereof is given to the Company by the Administrative Agent or any Lender;

(f) Cross Default. (i) The Company, any Guarantor or any other Subsidiary (A) fails to make any payment of more than $2,000,000 in respect of any Indebtedness or Contingent Obligation when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure and, in the case of any such failure by an Exempt Subsidiary, such failure results in a Material Adverse Effect or (B) fails after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation having an aggregate principal amount of more than $2,000,000 if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded and, in the case of any such failure by an Exempt Subsidiary, such failure results in a Material Adverse Effect; (ii) any Indebtedness or Contingent Obligation of the Company, any Guarantor or any Subsidiary in excess of $2,000,000 shall be declared due and payable prior to its stated maturity or cash collateral is demanded in respect of such Contingent Obligation, and in the case of any such event affecting a Contingent Obligation of an Exempt Subsidiary, such event results in a Material Adverse Effect; or (iii) an “Event of Default” (as defined in any Second Lien Loan Document), shall occur and be continuing;

(g) Insolvency; Voluntary Proceedings. The Company, any Guarantor or any other Subsidiary (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) commences any Insolvency Proceeding with respect to itself; or (iii) takes any action to effectuate or authorize any of the foregoing and, in the case of any of the foregoing occurring with respect to an Exempt Subsidiary (other than Maverick-Dimmit Pipeline, Ltd.), a Material Adverse Effect results therefrom;

(h) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company, any Guarantor, or any other Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against all or a substantial part of the Company’s, any Guarantor’s or any other Subsidiary’s Property, and any such proceeding or petition shall not be dismissed or stayed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company, any Guarantor or any other Subsidiary files an answer admitting the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company, any Guarantor or any other Subsidiary consents to the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business, and, in the case of any of the foregoing occurring with respect to an Exempt Subsidiary (other than Maverick-Dimmit Pipeline, Ltd.), a Material Adverse Effect results therefrom;

(i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Guarantor or any other Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer has not denied coverage) as to any single or related series of transactions, incidents or conditions, of $2,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 60 consecutive days after the entry thereof;

(j) Change of Control. There occurs any Change of Control;

(k) Guaranty Default. A Guaranty ceases to be in full force and effect, or such Guarantor contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder other than as a result of payment in full of the Obligations;

(l) Enforceability or Perfection of Loan Documents. (i) Any Loan Document shall, at any time after its execution and delivery and for any reason, cease to be in full force and effect or shall be declared to be null and void, the validity or enforceability thereof shall be contested by any Person party thereto (other than the Administrative Agent or any Lender) or any such Person party thereto (other than the Administrative Agent or any Lender) shall deny that it has any or further liability or obligation thereunder); or (ii) any Lien created under any Loan Document shall fail to constitute a first priority, perfected Lien, subject only to Permitted Liens, and such failure shall continue for at least 30 days after the earlier of (A) the date upon which a Responsible Officer knew or reasonably should have known of such default or (B) the date upon which written notice thereof is given to the Company by the Administrative Agent or any Lender; or

(m) ERISA. Either (i) any “accumulated funding deficiency” (as defined in Section 412(a) of the Code) in excess of $2,000,000 exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) the Company or any ERISA Affiliate institutes steps to terminate any ERISA Plan and the then current value of such ERISA Plan’s benefit liabilities exceeds the then current value of such ERISA Plan’s assets available for the payment of such benefit liabilities by more than $2,000,000.

9.2 Remedies. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders:

(a) declare the Commitment, if any, of each Lender to make Loans or participate in Issuances of Letters of Credit to be terminated, or declare all or any part of the unpaid principal of the Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be immediately due and payable, whereupon the same shall become immediately due and payable, without presentment, demand, protest, notice of intention to accelerate, notice of acceleration, or any other notice of any kind, all of which are hereby expressly waived by the Company and each Guarantor; and

(b) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; provided, however, that upon the occurrence of any event specified in Section 9.1(g) or (h) (in the case of clause (i) of Section 9.1(h) upon the expiration of the 60-day period mentioned therein), the obligation of each Lender to make Loans or participate in Issuances of Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent, or any Lender and without presentment, demand, protest, notice of intention to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by the Company and each Guarantor.

9.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1 Appointment and Authorization; Limitation of Agency.

(a) Each Lender hereby irrevocably (subject to Section 10.9) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The duties of the Administrative Agent shall be administrative and mechanical in nature; notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility, except those expressly set forth herein, nor shall the Administrative Agent, under any circumstances, have or be deemed to have any fiduciary relationship with any Person, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b) The Issuing Lender shall have all of the benefits and immunities (i) provided to the Agent in this Article X with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent,” as used in this Article X, included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Lender.

10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects with reasonable care.

10.3 Liability of Administrative Agent. None of the Administrative Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Company, any Guarantor or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness (other than such Administrative Agent-Related Person’s own due execution and delivery), genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company, any Guarantor or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Administrative Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Property, books or records of the Company, any Guarantor or any of the Company’s other Subsidiaries or Affiliates.

10.4 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, telephonic or electronic message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section Article V, each Lender that has made available to the Administrative Agent its Pro Rata Share of the initial Credit Extension or subsequent Credit Extension, as the case may be, shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender as a condition precedent to such initial Credit Extension or subsequent Credit Extension, as applicable.

10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. Subject to Section 10.4(a), the Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Article IX; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

10.6 Credit Decision. Each Lender acknowledges that no Administrative Agent-Related Person has made any representation or warranty to it, and that no act by any Administrative Agent-Related Person hereafter taken, including any review of the affairs of the Company, any Guarantor or their respective Subsidiaries, shall be deemed to constitute any representation or warranty by any Administrative Agent-Related Person to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, Property, financial and other condition and creditworthiness of the Company, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, Property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Administrative Agent-Related Persons.

10.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata according to each respective Lender’s Pro Rata Share, each Administrative Agent-Related Person from and against any and all Indemnified Liabilities INCLUDING SUCH INDEMNIFIED LIABILITIES AS MAY ARISE OR BE CAUSED BY THE NEGLIGENCE, SOLE, JOINT, CONCURRENT, COMPARATIVE OR OTHERWISE OF SUCH ADMINISTRATIVE AGENT-RELATED PERSONS; provided, however, that no Lender shall be liable for the payment to any Administrative Agent-Related Persons of any portion of such Indemnified Liabilities to the extent the same arise from (i) the gross negligence or willful misconduct of any Administrative Agent-Related Person or (ii) a claim or action asserted by one or more other Administrative Agent-Related Persons. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out of pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section 10.7 shall survive the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

10.8 Administrative Agent in Individual Capacity. Bank of Montreal and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire or underwrite equity or debt securities of and generally engage in any kind of banking, investment banking, trust, financial advisory, underwriting or other business with the Company and its Affiliates as though Bank of Montreal were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of Montreal or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Administrative Agent-Related Persons shall be under no obligation to provide such information to them. With respect to Obligations held by it, Bank of Montreal shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent or the Issuing Lender.

10.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor agent shall be consented to by the Company (which consent shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 11.4 and 11.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Lenders appoint a successor administrative agent as provided for above.

10.10 Withholding Tax.

(a) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the laws of the United States, or under any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender shall promptly (i) notify the Company and the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction and (ii) take such steps as may be required pursuant to Section 3.1(e).

(b) Without limiting the generality of the foregoing provisions of Section 10.10(a), each Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of IRS Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Company within the meaning of Section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of IRS Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made.

(c) If any Lender delivers to the Company and the Administrative Agent completed and executed documentation described in Section 10.10(a) and (b) claiming a reduction in withholding tax, the Company and the Administrative Agent may withhold from any amount payable to such Lender hereunder an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 10.10(a) and (b) are not delivered by a Lender to the Company and the Administrative Agent, then the Company and the Administrative Agent may withhold from any amount payable to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(d) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Company or the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly completed or executed, or because such Lender failed to notify the Company and the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective or modified, or for any other reason) such Lender shall indemnify the Company and the Administrative Agent fully for all amounts paid, directly or indirectly, by the Company or the Administrative Agent (as the case may be) as tax or otherwise, including penalties, additions to tax and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Company or the Administrative Agent under this Section 10.10(d), together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this Section 10.10(d) shall survive the payment of all Obligations and the resignation or the replacement of the Administrative Agent.

10.11 Arranger. The Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement or the other Loan Documents.

10.12 Release of Collateral. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or Guaranty Obligations contemplated by Section 11.27.

ARTICLE XI

MISCELLANEOUS

11.1 Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any Guarantor therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent at the written request of the Required Lenders) and the Company or the applicable Guarantor, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided, however, that no such waiver, amendment, modification, termination or consent shall, unless in writing and signed by all the Lenders directly affected thereby (or, in the case of clauses (e) and (f), all of the Lenders), the Company or the applicable Guarantor do any of the following:

(a) increase or extend the Commitment of any Lender (it being understood that a change to the definition of “Borrowing Base”, a waiver of any condition precedent set forth in Section 5.3 or the waiver of an Event of Default, mandatory prepayment or other prepayment required to cure a Deficiency shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone the final maturity date of any Loan, or postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder (it being understood that the waiver of an obligation to pay interest at the Default Rate, Event of Default, mandatory prepayment or other prepayment required to cure a Deficiency shall not constitute a postponement of any date fixed for the payment of principal, interest or fees) or under any other Loan Document;

(c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (ii) below) any fees or other amounts payable hereunder (it being understood that a change to the definition of “Default Rate” or the waiver of an Event of Default, mandatory prepayment or other prepayment required to cure a Deficiency shall not constitute a reduction of the principal of or rate of interest specified) or under any other Loan Document;

(d) change the pro rata application of payments, prepayments, or reductions of the Commitments or change in any manner the definition of “Required Lenders”;

(e) amend this Section 11.1, or any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders; or

(f) release all or substantially all of the Collateral (except for releases in connection with Dispositions which are permitted hereunder or under any Loan Document), or release any material Guarantor from any Guaranty;

provided further, however, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Issuing Lender under this Agreement or any LC Related Document relating to any Letter of Credit Issued or to be Issued by it, and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

11.2 Notices.

(a) All notices, requests and other communications shall be in writing and mailed, faxed or delivered, to the address or facsimile number specified for notices on the signature pages hereof or, as directed to the Company or the Administrative Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Administrative Agent.

(b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or IX shall not be effective until actually received by the Administrative Agent.

(c) Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Company or any other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in the telephonic or facsimile notice.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.4 Costs and Expenses. The Company shall:

(a) whether or not the transactions contemplated hereby are consummated, pay or reimburse the Administrative Agent and the Arranger within five Business Days after demand (subject to Section 5.1(e)) for all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Arranger or any of their Affiliates in connection with the syndications of the Credit Extensions hereunder (other than fees payable to syndicate members) and the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, the consummation of the transactions contemplated hereby and thereby, and the syndication of the credit facilities provided herein, including Attorney Costs incurred by such Person with respect thereto except such costs and expenses as may be incurred by the assignor Lenders or Assignee under Section 11.8(c); and

(b) pay or reimburse the Administrative Agent, any other Agent, the Issuing Lender and each Lender within five Business Days after demand (subject to Section 5.1(e)) for all documented out-of-pocket costs and expenses (including Attorney Costs) incurred by each of them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of a Default or after acceleration of the Loans (including in connection with any “workout” or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

11.5 Indemnity. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold each Agent-Related Person, the Issuing Lender and each Lender and each of their respective Affiliates, successors and permitted assigns and its and their respective officers, directors, employees, counsel, agents, advisors, controlling Persons, members and attorneys in fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans, and the termination, resignation or replacement of the Administrative Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, including any of the Transaction Documents, or the transactions contemplated hereby, including the Output Acquisition, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement, any Transaction Document, the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARISE OUT OF OR AS A RESULT OF ANY INDEMNIFIED PARTY’S NEGLIGENCE IN WHOLE OR IN PART, INCLUDING, WITHOUT LIMITATION, THOSE CLAIMS WHICH RESULT FROM THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE OF THE INDEMNIFIED PARTY, OR ANY ONE OR MORE OF THEM; provided, however, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent same arise (i) from the gross negligence or willful misconduct of, or breach of the Loan Documents by, such Indemnified Person or (ii) in the case of any Lender or Affiliate thereof, from the gross negligence or willful misconduct of such Indemnified Person’s Affiliates, or any of its or their respective officers, directors, employees, counsel, agents, advisors, controlling Persons, members or attorneys in fact. No Indemnified Person shall be liable for any damages arising from the use by unauthorized Persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons or for any special, indirect, consequential or punitive damages in connection with this Agreement. All amounts due under this Section 11.5 shall be payable not later than 30 days after written demand therefor. The agreements in Section 11.4 and this Section 11.5 shall survive payment of all other Obligations.

11.6 Payments Set Aside. To the extent that the Company makes a payment to the Administrative Agent or the Lenders, or the Administrative Agent or the Lenders exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, debtor-in-possession, receiver or any other Person, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent or such Lender upon demand its Pro Rata Share of any amount so recovered from or repaid by the Administrative Agent or such Lender.

11.7 Successors and Assigns. This Agreement shall become effective at the Effective Time after it shall have been executed by the Company, each Original Guarantor and the Administrative Agent and after the Administrative Agent shall have been notified by each Lender and Issuing Lender that such Lender or Issuing Lender has executed it and thereafter this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

11.8 Assignments, Participations, etc.

(a) Any Lender may upon written consent of the Administrative Agent and the Company, not to be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Administrative Agent or the Company shall be required in connection with any assignment and delegation by any Lender to an Eligible Assignee that is a Related Fund or an Affiliate of such Lender and provided further that no written consent of the Company shall be required in connection with any assignment and delegation by any Lender to any Eligible Assignee if an Event of Default shall have occurred and be continuing) (each an “Assignee”) all, or any ratable part of all in a minimum amount of at least $5,000,000 or in $1,000,000 increments in excess thereof, of the Loans, Commitments, and other rights and obligations of such Lender hereunder (or such Lender’s entire Pro Rata Share of such Loans, Commitments and other rights and obligations, if less than an aggregate $5,000,000); provided, however, that the Company and the Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Administrative Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Company and the Administrative Agent an Assignment and Acceptance in the form of Exhibit “E” (“Assignment and Acceptance”) together with any Note or Notes subject to such assignment; and (iii) the assignor Lender or Assignee has paid to the Administrative Agent a processing and recordation fee in the amount of $3,500.00 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided further, however, that only one such fee shall be payable in the case of concurrent assignments to Persons that, after giving effect to such assignments, will be Related Funds.

(b) From and after the date that the Administrative Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

(c) Within five Business Days after its receipt of notice by the Administrative Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, and provided that, if applicable, it consents to such assignment in accordance with Section 11.8(a), if a Note was issued in respect of the assigned interests, upon the request of the Administrative Agent by the Assignee, the Company shall execute and deliver to the Administrative Agent a new Note evidencing such Assignee’s assigned Loans and Maximum Loan Amount and, if the assignor Lender has retained a portion of its Loans and its Commitment, a replacement Note, upon the request of the Administrative Agent by the assignor Lender, in the principal amount equal to the Maximum Loan Amount retained by the assignor Lender (such Note to be in exchange for, but not in payment of, the Note held by such Lender). Immediately upon each Assignee’s making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Lenders’ respective Maximum Loan Amounts and Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitment of the assigning Lender pro tanto.

(d) Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a “Participant”) participating interests in any Loans, the Commitment of that Lender and the other interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender’s obligations under this Agreement shall remain unchanged, the Originating Lender shall remain a Lender for all purposes hereof and the other Loan Documents to which such Originating Lender is a party, and the Participant may not become a Lender for purposes hereof or for any other of the Loan Documents, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Company and the Administrative Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders. In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Loan Documents (the Participant’s rights against the Originating Lender in respect of such participation being those set forth in the agreement creating or evidencing such participation with such Lender), and all amounts payable by the Company hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence and continuance of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

(e) Each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to it by the Company, or by the Administrative Agent on the Company’s behalf, under or in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents, except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by such Lender, or (ii) was or becomes available on a non-confidential basis from a source other than the Company, provided, however, that such source is not bound by a confidentiality agreement with the Company known to the Lender; provided further, however, that any Lender may disclose such information (and, in the case of the following subclauses (A) through (D), shall provide promptly written notice of such disclosure to the Company) (A) at the request or pursuant to any requirement of any Governmental Authority to which such Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender’s independent auditors and other professional advisors; (G) to any Affiliate of such Lender, or to any Participant or Assignee, actual or potential, provided that such Affiliate, Participant or Assignee agrees to keep such information confidential to the same extent required of the Lenders hereunder; and (H) as to any Lender, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company is party or is deemed to be party with such Lender.

(f) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Lender in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Lender may enforce such pledge or security interest in any manner permitted under applicable law.

11.9 Interest. It is the intention of the parties hereto to comply with applicable usury laws, if any; accordingly, notwithstanding any provision to the contrary in this Agreement, the Notes or in any of the other Loan Documents securing the payment hereof or otherwise relating hereto, in no event shall this Agreement, the Notes or such other Loan Documents require or permit the payment, taking, reserving, receiving, collection, or charging of any sums constituting interest under applicable laws which exceed the Highest Lawful Rate. If any such excess interest is called for, contracted for, charged, taken, reserved, or received in connection with the Loans evidenced by the Notes or in any of the Loan Documents securing the payment thereof or otherwise relating thereto, or in any communication by the Administrative Agent, the Issuing Lender, or the Lenders or any other Person to the Company or any other Person, or in the event all or part of the principal or interest thereof shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved, or received on the amount of principal actually outstanding from time to time under the Notes or any other Loan Document shall exceed the Highest Lawful Rate, then in any such event it is agreed as follows: (i) the provisions of this Section 11.9 shall govern and control, (ii) neither any Company nor any other Person now or hereafter liable for the payment of the Notes shall be obligated to pay the amount of such interest to the extent such interest is in excess of the Highest Lawful Rate, (iii) any such excess which is or has been received notwithstanding this Section 11.9 shall be credited against the then unpaid principal balance of the Notes or, if the Notes have been or would be paid in full, refunded to the Company, and (iv) the provisions of this Agreement, the Notes and the other Loan Documents securing the payment thereof and otherwise relating thereto, and any communication to the Company, shall immediately be deemed reformed and such excess interest reduced, without the necessity of executing any other document, to the Highest Lawful Rate as now or hereafter construed by courts having jurisdiction hereof or thereof. Without limiting the foregoing, all calculations of the rate of the interest contracted for, charged, collected, taken, reserved, or received in connection with the Notes, this Agreement or any other Loan Document which are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate shall be made to the extent permitted by applicable laws by amortizing, prorating, allocating and spreading during the period of the full term of the Loans, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken, collected, reserved, or received. The terms of this Section 11.9 shall be deemed to be incorporated in every document and communication relating to the Notes, the Loans or any other Loan Document.

11.10 Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as any Guarantor may have under applicable law, the Company agrees that in the event a payment shall be made by a Guarantor under a Guaranty in respect of a Credit Extension to the Company, the Company shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment subject to the provisions of the Guaranty executed by such Guarantor. Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under this Section 11.10 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full of the Obligations, and no payments may be made in respect of such rights of indemnity, contribution or subrogation until all the Obligations have been paid in full and the Commitments shall have expired. No failure on the part of the Company to make the payments required by this Section 11.10 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of the Guarantors with respect to any Guaranty, and each Guarantor shall remain liable for the full amount of the obligation of the Guarantors under each such Guaranty in accordance therewith.

11.11 Automatic Debits of Fees. With respect to any commitment fee, arrangement fee, Letter of Credit fee or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Administrative Agent under the Loan Documents, the Company hereby irrevocably authorizes the Administrative Agent, after giving reasonable prior notice to the Company, to debit any deposit account of the Company with the Administrative Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 11.11 shall be deemed a set-off.

11.12 Notification of Addresses, Lending Offices, Etc. Each Lender shall notify the Administrative Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

11.13 Counterparts. This Agreement may be executed in any number of separate counterparts, no one of which need be signed by all parties; each of which, when so executed, shall be deemed an original, and all of such counterparts taken together shall be deemed to constitute but one and the same instrument. A fully executed counterpart of this Agreement by facsimile signatures shall be binding upon the parties hereto.

11.14 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

11.15 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Guarantors, the Lenders, the Administrative Agent, the Administrative Agent-Related Persons and the Indemnified Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.16 Governing Law, Jurisdiction. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.17 Submission To Jurisdiction; Waivers. Each of the parties hereto hereby irrevocably and unconditionally:

(a) submits, for itself and its Property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent may otherwise have to bring any action or proceeding relating to this Agreement against the Company or any Guarantor or its respective Property in the courts of any jurisdiction;

(b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 11.17(a), and each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court; and

(c) consents to service of process in the manner provided for notices herein; provided, however, nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

11.18 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Guarantors, the Lenders and the Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, oral or written, relating to the subject matter hereof and thereof.

11.19 NO ORAL AGREEMENTS. THIS WRITTEN AMENDED AND RESTATED CREDIT AGREEMENT, TOGETHER WITH THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH, REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.20 Accounting Changes. If at any time any Accounting Change (as defined below) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent and the Company shall negotiate to amend such ratio or requirement to preserve the original intent thereof in light of such Accounting Change (subject to the approval of the Required Lenders); provided, however, that until so amended such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

11.21 WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC. THE COMPANY, THE GUARANTORS, THE LENDERS AND THE ADMINISTRATIVE AGENT EACH HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY (A) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, BEFORE OR AFTER MATURITY; (B) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY “SPECIAL DAMAGES”, AS DEFINED BELOW, (C) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.21. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

11.22 Intercreditor Agreement. Each Lender (a) hereby agrees that it will be bound by and take no actions contrary to the Intercreditor Agreement and (b) hereby irrevocably authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement on its behalf.

11.23 Amendment and Restatement.

(a) From and after the Effective Time, this Agreement amends and restates in its entirety the Existing Company Credit Agreement; the Notes issued under this Agreement, if any, amend and restate the “Note” (as defined in the Existing Company Credit Agreement) issued under the Existing Company Credit Agreement; and the Existing Company Credit Agreement shall thereafter be of no further force and effect except to evidence the incurrence by the Company of the “Obligations” under and as defined therein (whether or not such “Obligations” are contingent as of the Effective Time. This Agreement and the Notes, if any, issued pursuant hereto do not constitute and shall not be construed to evidence a novation of or a payment and readvance of any of the “Obligations” (as defined in the Existing Company Credit Agreement) heretofore outstanding under the Existing Company Credit Agreement; it being the intention of the parties hereto that this Agreement amend and restate the terms and conditions of, and the Notes, if any, issued pursuant hereto evidence, the “Obligations” as are outstanding under the Existing Company Credit Agreement immediately prior to the Effective Time.

(b) The terms and conditions of this Agreement and the Administrative Agent’s, the Lenders’ and the Issuing Lender’s rights and remedies under this Agreement and the other Loan Documents shall apply to all of the “Obligations” under the Existing Company Credit Agreement and the “Note” issued thereunder.

(c) The Company reaffirms the Liens granted pursuant to the Existing Company Credit Agreement to the Administrative Agent for the benefit of the Lenders and the Issuing Lender, which Liens shall continue in full force and effect during the term of this Agreement and any renewals or extensions thereof and shall continue to secure the Obligations hereunder.

(d) From and after the Effective Time, except as the context otherwise provides, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Company Credit Agreement as amended and restated hereby.

(e) This amendment and restatement is limited as written and is not a consent to any other amendment, restatement, waiver or other modification, whether or not similar, and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless otherwise specifically amended by this Agreement or any other Loan Document.

11.24 USA PATRIOT Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with that Requirement of Law.

11.25 Acknowledgments. Each of the Company and each Guarantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent, the Issuing Lender, any other Agent nor any Lender has any fiduciary relationship with or duty to the Company or any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent, the Issuing Lender, any other Agent and the Lenders, on one hand, and the Company and the Guarantors, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent, the Issuing Lender, any other Agent and the Lenders or among the Company and the Guarantors and the Lenders.

11.26 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

11.27 Release of Collateral and Guarantee Obligations.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, but subject to Sections 5.1(e) and 5.4 (e) of the Intercreditor Agreement, upon request of the Company in connection with any Disposition of Property (including any Disposition of a Guarantor) permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender or any Qualified Derivative Contract Counterparty) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any Guaranty Obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents; provided, however, that the Company shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release (or such shorter period agreed to by the Administrative Agent), a written request for release identifying the relevant Collateral being Disposed of in such Disposition and, in the case of a Disposition under Section 8.2(f) or any other Disposition of Collateral comprising (i) Hydrocarbon Interests or (ii) other Property with a book value in excess of $2,000,000, the terms of such Disposition in reasonable detail, including the date thereof, the price thereof and any expenses in connection therewith, together with a certification by the Company stating that such transaction is in compliance with this Agreement and the other Loan Documents and that the proceeds of such Disposition will be applied in accordance with this Agreement and the other Loan Documents.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Qualified Derivative Contract) have been paid or otherwise satisfied in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding (unless cash collateralized or otherwise provided for in a manner satisfactory to the Issuing Lender), but subject to Sections 5.1(e) and 5.4(e) of the Intercreditor Agreement, upon request of the Company, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any Qualified Derivative Contract Counterparty) take such actions as shall be required to release its security interest in all Collateral, and to release all Guaranty Obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of the Qualified Derivative Contracts. Any such release of Guaranty Obligations shall be deemed subject to the provision that such Guaranty Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any Guarantor or any substantial part of its Property, or otherwise, all as though such payment had not been made.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

COMPANY:

THE EXPLORATION COMPANY OF DELAWARE, INC.

By:	/s/ James E. Sigmon
James E. Sigmon
President and Chief Executive Officer

ORIGINAL GUARANTORS:

TXCO ENERGY CORP.

By:	/s/ P. Mark Stark
P. Mark Stark
Vice President, Treasurer and
Chief Financial Officer

TEXAS TAR SANDS, INC.

By:	/s/ M. Frank Russell
M. Frank Russell
Vice President and General Counsel

OUTPUT ACQUISITION CORP.

By:	/s/ Roberto R. Thomae
Roberto R. Thomae
Vice President and Secretary

Address for Notice: Principal Place of Business and Chief Executive Office: 777 E. Sonterra Blvd., Suite 350 San Antonio, Texas 78258 Attention: Chief Financial Officer Facsimile No.: (210) 496-3232

Amended and Restated Credit Agreement Signature Page

ADMINISTRATIVE AGENT AND A LENDER:

BANK OF MONTREAL, acting through its U.S. branches and agencies, including its Chicago, Illinois branch, as Administrative Agent and as a Lender

By:	/s/ Joseph A. Bliss
Joseph A. Bliss Managing Director

Address:	115 South LaSalle Street 11th Floor West Chicago, Illinois 60603

Facsimile No.:	(312) 765-8078

Attention:	Terri Perez-Ford, Specialist

with copy to:

Address:	Bank of Montreal Houston Agency 700 Louisiana Street 4400 Bank of America Center Houston, Texas 77002

Facsimile No.:	(713) 223-4007

Attention:	Joseph A. Bliss

Applicable Lending Office for Base Rate Loans and LIBO Rate Loans:

Address:	115 South LaSalle Street, 11th Floor West Chicago, Illinois 60603

Facsimile No.:	(312) 765-8078

Attention:	Terri Perez-Ford, Specialist

Amended and Restated Credit Agreement Signature Page